UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF UNITHOLDERS

Date and Time:	April 28, 2020 at 11:00 a.m. Central Time

Place:	NuStar Energy L.P. headquarters located at 19003 IH-10 West, San Antonio, Texas 78257

Agenda:	(1)	To elect three Group II directors to serve until the 2023 Annual Meeting or until their successors are elected and have been qualified;
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020;
	(3)	To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

Record Date:
Only holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units, as of the close of business on March 2, 2020, are entitled to vote at our 2020 Annual Meeting.

Voting:	YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2020 Annual Meeting, please submit your proxy with voting instructions as soon as possible.
	●	If you are a unitholder of record, you may submit your proxy over the Internet, by phone or by mail as described on the proxy card.
	●	If you hold your units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your units are voted.
Submitting your proxy will not prevent you from attending our 2020 Annual Meeting and voting in person.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. Accordingly, on or about March 17, 2020, we are sending holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2019 over the Internet and how to submit a proxy online (www.proxyvote.com). We believe that this process helps expedite unitholder receipt of proxy materials, lowers the cost of our annual meeting and conserves natural resources. The notice also contains instructions on how to request a paper copy of our proxy materials.

By order of the Board of Directors,

Michelle S. Miller
Vice President, Assistant General Counsel
and Corporate Secretary

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

March 10, 2020

i

ii

NUSTAR ENERGY L.P.
PROXY STATEMENT
2020 ANNUAL MEETING OF UNITHOLDERS
April 28, 2020

INFORMATION ABOUT NUSTAR ENERGY L.P.

NuStar Energy L.P. (NYSE: NS) is a Delaware limited partnership engaged in the transportation of petroleum products and anhydrous ammonia, and the terminalling, storage and marketing of petroleum products. Unless otherwise indicated, the terms "NuStar Energy," "we," "our" and "us" are used in this proxy statement to refer to NuStar Energy L.P., one or more of our subsidiaries or all of them taken as a whole.

As of December 31, 2019, our assets included approximately 9,960 miles of pipeline and 74 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. Our combined system provides approximately 74 million barrels of storage capacity, and we have operations in the United States, Canada and Mexico.

2018 and 2019 have been years of significant change and accomplishments for NuStar Energy. During 2018, we implemented our comprehensive plan to position NuStar Energy for long-term financial strength and sustainable growth, including:

•	simplifying our governance structure;

•	eliminating our incentive distribution rights;

•	strengthening our coverage;

•	minimizing our need to access the equity capital markets; and

•	lowering our leverage.
During 2018, we reset our quarterly distribution per common unit (the Distribution Reset) from $1.095 to $0.60 and completed a simplification transaction pursuant to which NuStar GP Holdings, LLC, which indirectly owns our general partner, became our wholly owned subsidiary (the Merger). Completing the Distribution Reset and the Merger simplified our governance structure, provided holders of our common units with the right to vote in the election of the members of our board of directors, eliminated the incentive distribution rights previously held by our general partner, reduced our cost of capital and strengthened our coverage metrics, allowing us to have less dependence on the equity capital markets.
We also sold an aggregate of $590 million of Series D Cumulative Convertible Preferred Units (Series D preferred units) and $10 million of our common units through private placements, and sold our European operations, which were not geographically synergistic with our other operations, for approximately $270 million during 2018. We used the net proceeds of these transactions to repay outstanding borrowings and lower our leverage, further reducing our dependence on the equity capital markets to fund our future growth.
During 2019, we continued to enhance our position by accomplishing our three core operational goals for 2019:

•	executing our capital projects;

•	exercising financial discipline; and

•	maintaining safe, responsible operations.
We completed an ambitious capital program during 2019, on-time and under budget, while maintaining our strong commitment to health, safety and environmental performance. In 2019, our statistics were substantially better than the most recent statistics reported by the U.S. Bureau of Labor Statistics (BLS) for our industries. Our 2019 total recordable incident rate (TRIR) was 21.5 times better than the most recent BLS data for the bulk terminals industry and 4.6 times better than the most recent BLS data for the pipeline transportation industry, while our 2019 days away, restricted or transferred rate (DART) was 22.2 times better than the most recent BLS data for the bulk terminals industry and 2.2 times better than the most recent BLS data for the pipeline transportation industry.
In addition, we sold our St. Eustatius operations for approximately $230 million during 2019. The sale of our St. Eustatius operations allowed us to reduce our 2019 operating and capital expenditures, simplified and reduced the risk to our business overall, improved our debt metrics and helped fund our 2019 capital projects to grow our core business in North America.
We have strong assets in key strategic locations, and we believe that continuing to focus on financial discipline and executing projects in our key areas of opportunity in North America, while maintaining our emphasis on health, safety and environmental performance, will position NuStar Energy for stable growth in the future.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING
Q1:    Why am I receiving these materials?

A:
We are sending the Notice of Internet Availability of Proxy Materials (Notice) to holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units on or about March 17, 2020. On this date, you will have the ability to access all of our proxy materials on the website provided in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, if desired.

We are providing these materials in connection with the solicitation by the Board of Directors (the Board) of NuStar GP, LLC, the general partner of our general partner, of proxies to be voted at our 2020 Annual Meeting of Unitholders (the 2020 Annual Meeting) and any adjournments or postponements thereof. We will hold our 2020 Annual Meeting on April 28, 2020 at 11:00 a.m. Central Time at our headquarters at 19003 IH-10 West, San Antonio, Texas 78257.
Q2:    Who is soliciting my proxy?

A:
Our Board is sending you these materials in connection with its solicitation of proxies for use at our 2020 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.

Q3:	Who is entitled to attend and vote at the 2020 Annual Meeting?

A:
Holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units (voting on an as-converted basis) (collectively, our Voting Units) at the close of business on March 2, 2020 (our Unitholders) are entitled to attend and vote on the matters presented at the 2020 Annual Meeting. Our Unitholders will vote together as a single class and are entitled to one vote for each common unit and/or Series D preferred unit held on the March 2, 2020 record date. On March 2, 2020, 109,179,234 common units were outstanding and 23,246,650 Series D preferred units were outstanding.

Q4:	What constitutes a quorum to conduct business at the 2020 Annual Meeting?

A:	Unitholders representing a majority of the Voting Units, voting together as a single class, present in person or by properly submitted proxy, will constitute a quorum.
Your units will be counted as present at the 2020 Annual Meeting if:
•you are present in person at the meeting; or
•you have submitted a proxy over the Internet, by phone or by mail.
Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.

Q5:	If my units are held in street name by my broker or other nominee, will my broker or other nominee vote my units?

A:	If you own units through a broker or other nominee, then your units are held in that broker's or nominee's name and you are considered the beneficial owner of units held in street name.
If a broker does not receive specific voting instructions from the beneficial owner, New York Stock Exchange (NYSE) rules govern whether or not the broker is permitted to vote on the beneficial owner's behalf. The NYSE has designated certain categories of proposals as "routine," and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a "broker non-vote" for such proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum. If a proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, represented in person or by proxy and entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.
The election of three Group II directors (Proposal No. 1) is considered non-routine under applicable NYSE rules. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020 (Proposal No. 2) is a matter considered routine under applicable NYSE rules.

Q6:	How do I vote my units?

A:
You may submit your proxy over the Internet, by phone or by mail. If you submit your proxy over the Internet, by phone or by returning a signed proxy card by mail, your units will be voted as you indicate. If you sign your proxy card without indicating your vote, your units will be voted in accordance with the recommendations of our Board.

If you attend the 2020 Annual Meeting and plan to vote in person, we will provide you with a ballot at the meeting. You will need to present the following documents to vote in person at the 2020 Annual Meeting, based on how you hold your units:

Documents Required to Vote in Person at the 2020 Annual Meeting
Unitholders of Record	Beneficial Owners of Units
(units held in your name)	(units held in the name of your broker or nominee)
● Photo identification	●	Photo identification
	●	Legal proxy from unitholder of record (e.g., broker or nominee) authorizing you to vote

Q7:	What vote is required for each proposal and what is the recommendation of the Board?

A:	The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2020 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by our Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal

Proposal No. 2: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of KMPG LLP for 2020	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Voted at broker's discretion; broker non-votes are not expected but units not voted have the same effect as a vote against this proposal

Q8:	Can I change my vote after I have voted by proxy?

A:	You may revoke a proxy at any time before voting is closed at the 2020 Annual Meeting by:

•
submitting a written revocation to our Corporate Secretary at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 27, 2020);

•	submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on April 27, 2020);

•	submitting your valid proxy over the Internet or by phone by 11:59 p.m. Eastern Time on April 27, 2020; or

•	voting in person at the 2020 Annual Meeting by presenting a valid photo identification and, if applicable (see Q6 above), a legal proxy.
If instructions to the contrary are not given, your units will be voted as indicated on the proxy and your presence without voting at the 2020 Annual Meeting will not revoke your proxy.

Q9:	What should I do if I receive more than one set of voting materials for the 2020 Annual Meeting?

A:
You may receive more than one set of voting materials for the 2020 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold units in more than one brokerage account, you will receive voting materials for each account; further, if you hold units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.

Q10: Who is paying the expense of soliciting proxies?

A:
We pay the cost of soliciting proxies and holding our 2020 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for an initial fee of $6,000, plus an additional fee for each unitholder they contact, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our units, and we will reimburse them for any reasonable expenses that they incur.

Q11: Who do I contact if I have further questions about voting or the 2020 Annual Meeting?

A:	You may contact our Corporate Secretarial/Investor Relations department at 210-918-INVR (4687) or Morrow Sodali LLC at:
Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford Connecticut 06902
Unitholders, please call toll free: 1-800-662-5200
Banks and brokerage firms, please call 1-203-658-9400
Email: NS.info@investor.morrowsodali.com

CORPORATE GOVERNANCE
Board Leadership and Governance
The directors and officers of NuStar GP, LLC, the general partner of our general partner, Riverwalk Logistics, L.P., perform all of our management functions, and we do not have directors or officers. However, for simplicity's sake, in this proxy statement, we refer to the directors of NuStar GP, LLC as our directors or our Board, and we refer to the officers of NuStar GP, LLC as our officers.
Our business is managed under the direction of our Board. Our Board is led by its Chairman, William E. Greehey. As illustrated in the table below, the Chairman of our Board and our Chief Executive Officer are the only two members of our Board who are not independent directors. Although the Board believes that separating the roles of Chairman and Chief Executive Officer is appropriate in the current circumstances in light of Mr. Greehey's extensive knowledge and experience regarding our operations and our industry, our Corporate Governance Guidelines do not establish this approach as a policy. The Board also has appointed Dan J. Hill as its independent, presiding director to serve as a point of contact for unitholders wishing to communicate with the Board, lead executive sessions of the non-management directors and ensure independent oversight.
The Board conducts its business through meetings of the Board and its committees. The Board has standing Audit, Compensation and Nominating/Governance & Conflicts Committees. Each committee has a written charter, which is available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com.
The table below lists the current members and chair of our Board and each standing committee of our Board, the director selected to serve as the independent, presiding director of the Board, the independence and audit committee financial expertise determinations made by our Board with respect to each director and the number of Board and committee meetings held during 2019. No member of our Board attended less than 75% of the meetings of the Board and his or her committees during 2019. Mr. Greehey and Mr. Barron attended our 2019 Annual Meeting, and all of our Board members are invited to attend our 2020 Annual Meeting.

Name	Independent (I) and SEC Audit Committee Financial Expert (FE)	Board of Directors	Audit Committee	Compensation Committee	Nominating/Governance & Conflicts Committee
William E. Greehey		Chair
Bradley C. Barron		●
J. Dan Bates	I, FE	●	Chair		●
William B. Burnett	I	●	●
James F. Clingman, Jr.	I	●		●
Dan J. Hill	I	Presiding	●	Chair
Jelynne LeBlanc-Burley	I	●			●
Robert J. Munch	I	●	●
W. Grady Rosier	I	●		●	Chair

Number of 2019 Meetings		4	11	5	2

Director Independence
Independent Directors
Our Board includes one member of management, Bradley C. Barron, our President and Chief Executive Officer, and eight non-management directors. As a limited partnership, NuStar Energy is not required to have a majority of independent directors. However, as illustrated in the table above, the Board has determined that seven of its eight current non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual.
The Audit, Compensation and Nominating/Governance & Conflicts Committees of the Board are each composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC). For further information about the committees, see "Committees of the Board" below.

Independence Determinations
No director qualifies as independent under the NYSE's listing standards unless the Board affirmatively determines that the director has no material relationship with NuStar Energy. Based upon information requested annually from and provided by each director concerning their background, employment and affiliations (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships), the Board has determined that, other than being a member of our Board, a unitholder of NuStar Energy and, if applicable prior to the Merger, a member of the board of directors and a unitholder of NuStar GP Holdings, LLC, each of the independent directors named above has either no relationship with NuStar Energy, either directly or as a partner, equityholder or officer of an organization that has a relationship with NuStar Energy, or has only immaterial relationships with NuStar Energy, and is therefore independent under the NYSE's listing standards.
As provided for under the NYSE's listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. Under the NYSE's listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement.
A relationship falls within the guidelines adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•
consists of charitable contributions by NuStar Energy to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years;

•
consists of charitable contributions by NuStar Energy to any organization with which a director, or any member of a director's immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar Energy and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $250,000 per year; and

•	is not required to be disclosed in this proxy statement.
Our Corporate Governance Guidelines contain the director qualification standards, including the guidelines listed above, and are available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com or are available in print upon request to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Committees of the Board
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our registered public accounting firm (our independent auditors) and our internal audit function, the adequacy of our internal controls over financial reporting and the reliability of financial information reported to the public. The Audit Committee has sole authority as to the retention, evaluation, compensation and oversight of the work of our independent auditors, who report directly to the Audit Committee. The Audit Committee reviews our internal audit plan and all significant internal audit reports. The Audit Committee also monitors financial risk exposures, risk assessment and risk management policies, as well as our compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company.
Compensation Committee
As a limited partnership, we are not required by NYSE rules to have a compensation committee. However, our Board has established a Compensation Committee to review and report to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation. The Compensation Committee also approves and administers NuStar Energy’s equity compensation plans and incentive bonus plan.
Nominating/Governance & Conflicts Committee
As a limited partnership, we are not required by NYSE rules to have a nominating committee. However, our Board created a Nominating/Governance & Conflicts Committee to identify candidates for membership on the Board, recommend director nominees and oversee our Corporate Governance Guidelines and Board assessment process. Pursuant to our partnership agreement and our policy governing related party transactions, the Nominating/Governance & Conflicts Committee also reviews and resolves certain potential conflicts of interest. See "Certain Relationships and Related Party Transactions" below.

Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. Mr. Hill (Chairman), Mr. Clingman and Mr. Rosier serve as the members of our Compensation Committee. None of our Compensation Committee members have served as an officer or employee of ours. Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.
Risk Oversight
Although management has the day-to-day responsibility for assessing and managing our risk exposure, the Board and its committees oversee those efforts. The Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, health, safety and environmental, legal, cybersecurity and other risk management matters.
The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. At least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our principal strategic risks and potential opportunities. The Board also receives detailed reports from management at least annually regarding specific topics, such as cybersecurity, with monthly updates provided by our President and Chief Executive Officer regarding a variety of matters, including operational, health, safety and environmental, financial, legal, governance and cybersecurity matters, as applicable.
Each committee of the Board also reports to the Board on a regular basis, including as appropriate with respect to each committee's risk oversight activities. For example, as applicable, the Board and the Audit Committee discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the Board in oversight of the integrity of NuStar Energy's financial statements and compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of our company, and the Audit Committee receives a detailed report annually regarding NuStar Energy's health, safety and environmental performance. The Audit Committee also reviews and assesses the performance of NuStar Energy's internal audit function and its independent auditors. The Compensation Committee oversees risks associated with our compensation programs, and focuses on aligning our compensation policies with the long-term interests of NuStar Energy, as further described under "Evaluation of Compensation Risk" below. As described under "Compensation Discussion and Analysis" below, the Compensation Committee also evaluates NuStar Energy's financial, operational and health, safety and environmental performance as it assesses performance with respect to bonus awards and performance unit awards. The Compensation Committee also oversees executive succession planning. The Nominating/Governance & Conflicts Committee oversees risks related to corporate governance, such as director independence, the effectiveness of our Board and committees, director nominations and potential conflicts of interest. We believe that our Board's role in risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure and the Board and its committees providing oversight in connection with those efforts.
Governance Documents and Codes of Ethics
We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code.
We also have adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our officers. Our Code of Business Conduct and Ethics emphasizes NuStar Energy's guiding principles, compliance with applicable laws, rules and regulations and the ethical conduct expected by NuStar Energy, is available in multiple languages and references NuStar Energy's anonymous reporting hotline service administered by a third party, as well as internal resources that are available to discuss any concerns and answer questions regarding the Code of Business Conduct and Ethics and NuStar Energy's policies.
We post the following documents on our website at www.nustarenergy.com under the Corporate Governance tab in the Investors section:

•	Audit Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Compensation Committee Charter

•	Corporate Governance Guidelines

•	Nominating/Governance & Conflicts Committee Charter

A printed copy of any of these documents also is available to any unitholder upon request. Requests for documents must be in writing and directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.
Director Candidates
Selection of Director Nominees
The Nominating/Governance & Conflicts Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board and third-party research. In addition, the Nominating/Governance & Conflicts Committee will consider candidates recommended by unitholders. Any recommendations by a unitholder must be submitted in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the recommended candidate's qualifications can be made. Submissions must be directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. The level of consideration that the Nominating/Governance & Conflicts Committee will give to a unitholder's recommended candidate will be commensurate with the quality and quantity of information about the candidate that the recommending unitholder makes available to the Nominating/Governance & Conflicts Committee. The Nominating/Governance & Conflicts Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual unitholder meeting, our partnership agreement requires unitholders to follow certain procedures, including providing timely notice, as described under "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations" below, and providing the information specified in our partnership agreement.
Evaluation of Director Candidates
The Nominating/Governance & Conflicts Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee's service on other public company boards; and

•
skills and expertise complementary to the existing Board members' skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.

The Nominating/Governance & Conflicts Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate's ability to contribute to the collaborative culture among Board members. In accordance with our Corporate Governance Guidelines, individuals are considered for membership on the Board based on their character, judgment, integrity, diversity, age, skills (including financial literacy), independence and experience in the context of the overall needs of the Board. Nominees are also selected based on their knowledge about our industry and their respective experience leading or advising large companies. We require that our directors have the ability to work collegially, exercise good judgment and think critically. The Nominating/Governance & Conflicts Committee strives to find the best possible candidates to represent the interests of our company and its unitholders. As part of its self-assessment process, the Nominating/Governance & Conflicts Committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding director and whether the Board has the appropriate range of talents, expertise and backgrounds. Based on this evaluation, the Nominating/Governance & Conflicts Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by phone. After completing this evaluation and interview process, the Nominating/Governance & Conflicts Committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval.

Communications with the Board of Directors
Unitholders and other interested parties may communicate with the Board, the non-management directors or the independent, presiding director by sending a written communication addressed to "Board of Directors," "Non-Management Directors" or "Presiding Director" in care of our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated below under the caption "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Our Board is divided into three groups for purposes of election. Three Group II directors will be elected at our 2020 Annual Meeting to serve a three-year term that will expire at our 2023 Annual Meeting.

✓	Our Board recommends that you vote "FOR" the nominees.
As described above under "Questions and Answers about the 2020 Annual Meeting," our partnership agreement provides that the nominees for Group II directors will be elected by a plurality of the votes cast by our Unitholders. Votes "withheld" from a nominee will not count against the election of that nominee.
If any nominee is unavailable as a candidate at the time of our 2020 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.
Mr. Greehey, Ms. LeBlanc-Burley and Mr. Munch are the nominees for election as Group II directors at our 2020 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.
Nominees for Election as Group II Directors

William E. Greehey
Biographical Information:

Mr. Greehey became Chairman of our Board in January 2002. Prior to the Merger, he also served as the Chairman of the board of directors of NuStar GP Holdings, LLC since March 2006. Mr. Greehey served as Chairman of the board of directors of Valero Energy Corporation (Valero Energy) from 1979 through January 2007. Mr. Greehey was Chief Executive Officer of Valero Energy from 1979 through December 2005, and President of Valero Energy from 1998 until January 2003.

Age: 83	Qualifications:
Group II Director: Term expires 2023 (if elected)
Mr. Greehey's pertinent experience, qualifications, attributes and skills include his decades of experience in virtually every aspect of the refining and logistics industries, including his extensive years of service as both Chief Executive Officer and Chairman of the board of directors at Valero Energy, and the knowledge and experience he has attained through his service as Chairman of our Board and as Chairman of the board of directors at NuStar GP Holdings, LLC.

Director Since: 2002
Committees: None; Chairman of the Board

Jelynne LeBlanc-Burley
Biographical Information:

Prior to the Merger, Ms. LeBlanc-Burley served as a director of NuStar GP Holdings, LLC from April 2013 until July 2018. She has served as President and Chief Executive Officer of The Center for Health Care Services since May 1, 2017. From August 2013 through February 2016, Ms. LeBlanc-Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President - Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President - Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. LeBlanc-Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008.

Age: 59	Qualifications:
Group II Director: Term expires 2023 (if elected)
Ms. LeBlanc-Burley's pertinent experience, qualifications, attributes and skills include her leadership experience and knowledge gained through her years as an executive at The Center for Health Care Services and CPS Energy, her decades of service with the City of San Antonio, and the knowledge and experience attained through her service as a director and audit committee member of several large non-profit companies and as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Nom./Gov. & Conflicts

Robert J. Munch
Biographical Information:

Mr. Munch served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013 and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank, Ltd., Mr. Munch also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Age: 68	Qualifications:
Group II Director: Term expires 2023 (if elected)
Mr. Munch's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise and the strength of his managerial and investment banking experience attained through his years of service in key roles with multiple financial institutions, as well as the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2016
Committees: Audit

Other Directors

Bradley C. Barron
Biographical Information:

Mr. Barron has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy from January 2001 to July 2003.

Age: 54	Qualifications:
Group III Director: Term expires 2021
Mr. Barron's pertinent experience, qualifications, attributes and skills include his many years of experience in the refining and logistics industries and the extensive knowledge and experience he has attained through his service as an executive officer and director of NuStar GP, LLC and NuStar GP Holdings LLC.

Director Since: 2014
Committees: None; President and Chief Executive Officer

J. Dan Bates
Biographical Information:

Mr. Bates served as President and Chief Executive Officer of the Southwest Research Institute from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. Mr. Bates also serves as a director of Signature Science L.L.C., Broadway Bank and Broadway Bankshares, Inc. Mr. Bates is a C.P.A. and he served as Chairman or Vice Chairman of the board of directors of the Federal Reserve Bank of Dallas' San Antonio Branch from January 2005 through December 2009.

Age: 75	Qualifications:
Group I Director: Term expires 2022
Mr. Bates' pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, managerial experience and background in science and technology through his years leading the Southwest Research Institute, and the knowledge and experience he has attained through his service as a director of multiple entities, including financial institutions, the San Antonio Branch of the Federal Reserve Bank of Dallas and NuStar GP, LLC.

Director Since: 2006
Committees: Audit (Chair); Nom./Gov. & Conflicts

William B. Burnett
Biographical Information:

Prior to the completion of the Merger, Mr. Burnett served as a director of NuStar GP Holdings, LLC from August 2006 until July 2018. Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a C.P.A. and, in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service.

Age: 70	Qualifications:
Group III Director: Term expires 2021
Mr. Burnett's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, and his managerial experience through his years at Arthur Andersen LLP and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Audit

James F. Clingman, Jr.
Biographical Information:

Prior to the completion of the Merger, Mr. Clingman served as a director of NuStar GP Holdings, LLC from December 2006 until July 2018. From 1984 through 2003, Mr. Clingman served as the President and Chief Operating Officer of HEB Grocery Company. He also served on the board of HEB from 1984 through 2008. From 2003 through June 2010, Mr. Clingman served on the board of directors of CarMax, a publicly held NYSE-listed company. He also served as a member of its audit committee and, from 2003 through 2005, its compensation committee. He also has served as Chairman of the board of directors of three privately held food manufacturing companies.

Age: 82	Qualifications:
Group I Director: Term expires 2022
Mr. Clingman's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service for HEB, both as an officer and as a director, and his experience attained through his service on multiple boards of directors, including CarMax, NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Compensation

Dan J. Hill
Biographical Information:

From February 2001 through May 2004, Mr. Hill served as a consultant to El Paso Corporation. Prior to that, he served as President and Chief Executive Officer of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Age: 79	Qualifications:
Group I Director: Term expires 2022
Mr. Hill's pertinent experience, qualifications, attributes and skills include his breadth of managerial and operational experience in multiple sectors of the oil and gas industry, and the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2004
Committees: Audit; Compensation (Chair); Independent Presiding Director

W. Grady Rosier
Biographical Information:

Mr. Rosier has been the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., since February 1995. Mr. Rosier has been with McLane Company, Inc. since 1984, serving in various senior management positions prior to his current position. Mr. Rosier also has served as a director of NVR, Inc. since December 2008. He was formerly a director of Tandy Brands Accessories, Inc. from February 2006 to October 2011, serving as the lead director from October 2009 to October 2010.

Age: 71	Qualifications:
Group III Director: Term expires 2021
Mr. Rosier's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service in senior roles for McLane Company, Inc., and his experience attained through his service on the boards of directors of NVR, Inc. and NuStar GP, LLC.

Director Since: 2013
Committees: Compensation; Nom./Gov. & Conflicts (Chair)
For detailed information regarding our directors' respective holdings of our units, compensation and other arrangements, see "Security Ownership—Security Ownership of Management and Directors," "Director Compensation" and "Certain Relationships and Related Party Transactions."

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
We do not have officers. The officers of NuStar GP, LLC, the general partner of our general partner, perform all of our management functions. Officers are appointed annually by the Board. In this proxy statement, we refer to the officers of NuStar GP, LLC as our officers.
The table below provides certain information about our executive officers as of March 2, 2020.

Name	Age	Position Held with NuStar GP, LLC
Bradley C. Barron	54	President, Chief Executive Officer and Director
Mary Rose Brown	63	Executive Vice President and Chief Administrative Officer
Daniel S. Oliver	53	Executive Vice President–Business Development and Engineering
Amy L. Perry	51	Executive Vice President–Strategic Development and General Counsel
Thomas R. Shoaf	61	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	50	Senior Vice President and Controller
Mr. Barron has served as President, Chief Executive Officer and a director of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy from January 2001 to July 2003.
Ms. Brown has served as Executive Vice President and Chief Administrative Officer of NuStar GP, LLC since April 2013. Prior to the Merger, Ms. Brown also served as Executive Vice President and Chief Administrative Officer of NuStar GP Holdings, LLC since April 2013. She served as Executive Vice President–Administration of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President–Administration of NuStar GP, LLC from April 2008 through February 2012. She served as Senior Vice President–Corporate Communications of NuStar GP, LLC from April 2007 through April 2008. Prior to her service to NuStar GP, LLC, Ms. Brown served as Senior Vice President–Corporate Communications for Valero Energy from September 1997 to April 2007.
Mr. Oliver has served as Executive Vice President–Business Development and Engineering of NuStar GP, LLC since January 2020. Prior thereto, he served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC since May 2014. Prior to the Merger, Mr. Oliver also served as Senior Vice President–Marketing and Business Development of NuStar GP Holdings, LLC since May 2014. Prior thereto, he served as Senior Vice President–Business and Corporate Development of NuStar GP, LLC and NuStar GP Holdings, LLC since March 2011. He served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC and NuStar GP Holdings, LLC from May 2010 to March 2011 and as Vice President–Marketing and Business Development of NuStar GP, LLC from October 2008 until May 2010 and of NuStar GP Holdings, LLC from December 2009 until May 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President–Product Supply & Distribution for Valero Energy from May 1997 to July 2007.
Ms. Perry has served as Executive Vice President–Strategic Development and General Counsel of NuStar GP, LLC since July 2019. She also served as Corporate Secretary of NuStar GP, LLC from July 2019 until February 2020. Prior to July 2019, Ms. Perry served as Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary of NuStar GP, LLC since July 2018. She served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP, LLC from January 2014 until her promotion in July 2018. Prior to the Merger, Ms. Perry also served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP Holdings, LLC since January 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP, LLC and as Corporate Secretary of NuStar GP Holdings, LLC from February 2010 until her promotion in January 2014. From June 2005 to February 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC and, from March 2006 to February 2010, Assistant Secretary of NuStar GP Holdings, LLC. Prior to her service at NuStar GP, LLC, Ms. Perry served as Counsel for Valero Energy.

Mr. Shoaf has served as Executive Vice President and Chief Financial Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Shoaf also served as Executive Vice President and Chief Financial Officer of NuStar GP Holdings, LLC since January 2014. He served as Senior Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP, LLC from July 2005 to February 2012 and Vice President and Controller of NuStar GP Holdings, LLC from March 2006 until February 2012. He served as Vice President–Structured Finance for Valero Corporate Services Company, a subsidiary of Valero Energy, from 2001 until joining NuStar GP, LLC.
Mr. del Alamo has served as Senior Vice President and Controller of NuStar GP, LLC since July 2014. Prior to the Merger, Mr. del Alamo also served as Senior Vice President and Controller of NuStar GP Holdings, LLC since July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC since January 2014. He served as Vice President and Assistant Controller of NuStar GP, LLC from July 2010 until his promotion in January 2014. From April 2008 to July 2010, he served as Assistant Controller of NuStar GP, LLC. Prior to his service at NuStar GP, LLC, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:

Dan J. Hill (Chairman)
James F. Clingman, Jr.
W. Grady Rosier

The Compensation Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy
Our philosophy for compensating our named executive officers (NEOs) is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both the performance of NuStar Energy and the executive's individual performance objectives. Our executive compensation programs are designed to accomplish the following long-term objectives:

•	increase value to unitholders, while practicing good corporate governance;

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results;

•	provide the Compensation Committee with the flexibility to respond to the continually changing environment in which NuStar Energy operates;

•	align executive incentive compensation with NuStar Energy's short- and long-term performance results; and

•	provide market-competitive compensation and benefits to enable us to recruit, retain and motivate the executive talent necessary to produce sustainable growth for our unitholders.
Compensation for our NEOs primarily consists of base salary, an annual incentive bonus and long-term, equity-based incentives, which we refer to as "Total Direct Compensation." We also offer group medical and other insurance benefits to provide our employees (including our NEOs) affordable coverage at group rates, as well as pension benefits that reward continued service and a thrift plan that provides a tax-advantaged savings opportunity. Our NEOs participate in the same group benefit programs available to our salaried employees in the United States, and each NEO's incentive bonus is awarded in accordance with the same bonus plan and same performance measures that we use for each of our other employees. Our NEOs do not have employment or severance agreements, other than the change of control severance agreements described under "Potential Payments upon Termination or Change of Control" below.
Our NEOs for the year ended December 31, 2019 were:

•	Bradley C. Barron, President and Chief Executive Officer (CEO);

•	Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;

•	Mary Rose Brown, Executive Vice President and Chief Administrative Officer;

•	Amy L. Perry, Executive Vice President–Strategic Development and General Counsel; and

•	Daniel S. Oliver, Executive Vice President–Business Development and Engineering.

Mr. Oliver was promoted to Executive Vice President–Business Development and Engineering on January 1, 2020. Prior thereto, he served as Senior Vice President–Marketing and Business Development, and his 2019 compensation reflects his service in that capacity.

Administration of Executive Compensation Programs
Our executive compensation programs are administered by our Board's Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our Human Resources department.
The Compensation Committee considers market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with NuStar Energy's strategy. Specifically, for our NEOs, the Compensation Committee:

•	establishes and approves target compensation levels for each NEO;

•	approves company performance measures and goals;

•	determines the mix between cash and equity compensation, short-term and long-term incentives and benefits;

•	verifies the achievement of previously established performance goals; and

•	approves the resulting cash or equity awards to our NEOs.
In making determinations about Total Direct Compensation for our NEOs, the Compensation Committee takes into account a number of factors, including:

•	the competitive market for talent;

•	compensation paid at peer companies;

•	industry-wide trends;

•	NuStar Energy's performance;

•	the particular NEO's role, responsibilities, experience and performance; and

•	retention.
The Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual relative to his or her peers at the company. The Compensation Committee does not assign specific weight to these factors, but rather makes a subjective judgment taking all of these factors into account.
The Compensation Committee has retained Energy Partners Pay Advisors (EPPA) as its independent compensation consultant for expertise and guidance with respect to compensation matters, including performing analyses regarding market practices, peer companies, Total Direct Compensation for senior executives and compensation for non-employee directors. In its role as advisor to the Compensation Committee, EPPA was retained directly by the Compensation Committee, which has the authority to select, retain and/or terminate its relationship with a consulting firm. The Compensation Committee determined that there are no conflicts of interest between the company, the Compensation Committee and EPPA because: EPPA provides no other services to NuStar Energy; EPPA has policies in place to prevent a conflict of interest, including a policy that no employee of EPPA may own NuStar Energy units; and there is no business or personal relationship between EPPA's consultant and any of NuStar Energy's officers or directors.
In April 2019, we held a unitholder advisory vote on the compensation of our NEOs. Approximately 95% of the votes cast on the matter approved the compensation of our NEOs as disclosed in our 2019 proxy statement. Accordingly, we have not changed the general structure of our executive compensation program and policies, although our Compensation Committee evaluates and approves our performance measures and goals annually. As approved by approximately 65% of the votes cast on the matter in April 2019, we currently hold our say-on-pay advisory vote once every three years.
Selection of Compensation Comparative Data
To establish compensation for each of the NEOs, the Compensation Committee consults with management and EPPA and considers compensation provided by certain peer companies when evaluating competitive levels of compensation. The competitive data regarding the peer companies is derived from their respective publicly filed annual proxy statements or Annual Reports on Form 10-K.
As changes occur in the midstream and logistics industry, the Compensation Committee consults with management and EPPA and updates our peer group. For purposes of evaluating compensation for 2019, our peer group (the Compensation Comparative Group) was updated to: (1) remove Enbridge Energy Partners, L.P. because it was acquired in December 2018 and its significantly larger parent entity is not considered an appropriate peer company for NuStar Energy; (2) replace Energy Transfer Partners, L.P. with Energy Transfer LP, which acquired Energy Transfer Partners, L.P. in October 2018 and is considered an appropriate peer company for NuStar Energy; and (3) replace EnLink Midstream Partners, LP with EnLink Midstream, LLC, which acquired EnLink Midstream Partners, LP in January 2019 and is considered an appropriate peer company for NuStar Energy. The companies included in the Compensation Comparative Group are identified in the table below:

Company	Ticker
1. Buckeye Partners, L.P.	BPL
2. Crestwood Equity Partners LP	CEQP
3. DCP Midstream, LP	DCP
4. Enable Midstream Partners, LP	ENBL
5. Energy Transfer LP	ET
6. EnLink Midstream, LLC	ENLC
7. Enterprise Products Partners L.P.	EPD
8. Genesis Energy, L.P.	GEL
9. Magellan Midstream Partners, L.P.	MMP
10. MPLX LP	MPLX
11. ONEOK, Inc.	OKE
12. Plains All American Pipeline, L.P.	PAA
13. SemGroup Corporation	SEMG
14. Targa Resources Corp.	TRGP
At the Compensation Committee's request, EPPA also reviews survey data reported on a position-by-position basis to obtain additional information regarding compensation of comparable positions. The survey data consists of general industry data for specific executive positions reported in published executive compensation surveys. We refer to the competitive survey data, together with the Compensation Comparative Group data, as the "Compensation Comparative Data."
Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation of the NEOs. The CEO develops recommendations for the compensation of the other NEOs in consultation with our Human Resources department and with EPPA. In making these recommendations, the CEO considers the Compensation Comparative Data and evaluates the individual performance of each NEO and their respective contributions to NuStar Energy. The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or may make adjustments to the recommended compensation based on the Compensation Committee's assessment of the individual's performance and contributions to NuStar Energy.
As required by the Compensation Committee's charter, the CEO's compensation is reviewed and approved by the Compensation Committee based on the Compensation Comparative Data and the Compensation Committee's independent evaluation of the CEO's contributions to NuStar Energy's performance.
Each year, the Compensation Committee reviews each NEO's Total Direct Compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. The review includes a comparison with competitive market data provided by EPPA (as described above), an evaluation of the Total Direct Compensation of the NEOs from an internal equity perspective and a review of reports on the compensation history of each NEO. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for each NEO for the upcoming 12-month period and sets target levels of annual incentive and long-term incentive compensation. Although the target levels typically are established in July, the long-term incentives are reviewed again at the time of grant. The Compensation Committee may also review salaries or grant long-term incentive awards at other times during the year because of new appointments, promotions or other changes in circumstances.

Elements of Executive Compensation
Compensation for our NEOs primarily consists of the following elements, which we refer to as Total Direct Compensation:

Element	Type	Form	2019 Performance Measure (% Weight)(1)	Purpose/Alignment with Strategy and Objectives
Base Salary (page 20)	Fixed	Cash	N/A	- Foundation of compensation program - Provides a fixed level of competitive pay - Reflects individual’s primary duties and responsibilities - Foundation for incentive opportunities and benefit levels

Annual Incentive Bonus (page 21)	At-Risk	Cash or Units	- Adjusted EBITDA (40%) - Adjusted DCF (40%) - Adjusted operating and general and administrative expense (10%) - Safety and environmental performance (10%)	- Focus on improving key financial metrics and exercising financial discipline while executing capital projects and maintaining safe, responsible operations

Long-Term Incentive Compensation (page 25)	At-Risk	- Restricted Units - Performance Units	- Restricted Units: unit price appreciation - Performance Units: total unitholder return (TUR) (50%) and DCR (50%)
-  Time-vesting awards focus on retention and increased ownership levels
- Performance-vesting awards focus on attainment of annual absolute (DCR) and multi-year relative (TUR) performance measures
- Both awards directly tie financial reward opportunities with reward to unitholders as measured by long-term unit price performance and payment of distributions

(1)
Adjusted EBITDA, Adjusted DCF, Adjusted operating and general and administrative expense and DCR are non-GAAP financial measures. See "Bonus Awards" and "Long-Term Incentive Awards—Performance Units" below for a description of these non-GAAP financial measures.

Relative Size of Primary Elements of Compensation
In setting compensation, the Compensation Committee considers the aggregate amount of compensation payable to each NEO and the form of the compensation. The Compensation Committee seeks to achieve the appropriate balance between salary, rewards earned for the achievement of company and personal objectives, and long-term incentives that align the interests of our NEOs with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance.
As illustrated by the chart below and reflecting our pay-for-performance philosophy, approximately 81% of the target 2019 Total Direct Compensation of our CEO and, on average, approximately 69% of the target 2019 Total Direct Compensation of our other NEOs is at-risk incentive compensation (short-term and long-term incentives). The level of at-risk incentive compensation typically increases in relation to an NEO's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of Total Direct Compensation than for less-senior executives. The Compensation Committee believes that tying a significant portion of an NEO's incentive compensation to NuStar Energy's performance more closely aligns the NEO's interests with those of our unitholders.

Because we place such a large percentage of our Total Direct Compensation at risk in the form of variable pay (i.e., short-term and long-term incentives), the Compensation Committee does not adjust current compensation based upon realized gains or losses from prior incentive awards. For example, we will not reduce the size of a target long-term incentive grant in a particular year solely because NuStar Energy's unit price performed well during the immediately preceding years. We believe that adopting a policy of making such adjustments would penalize management's current compensation for NuStar Energy's prior success.
Individual Performance and Personal Objectives
The Compensation Committee evaluates our NEOs' individual performance and personal objectives with input from our CEO. Our CEO's performance is evaluated by the Compensation Committee in consultation with other members of the Board.
Assessment of individual performance may include objective criteria, but is a largely subjective process. The criteria used to measure an individual's performance may include use of quantitative criteria (e.g., execution of projects within budget, improving an operating unit's profitability or timely completion of an acquisition or divestiture), as well as more qualitative factors, such as the NEO's ability to lead, communicate and successfully adhere to NuStar Energy's core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no predetermined, specific weights given to any of the various individual performance elements.
The Compensation Committee uses its evaluation of individual performance to supplement the compensation criteria established by the Compensation Committee and adjust an NEO's recommended compensation. For example, although an individual's indicated bonus may be calculated to be $100,000 based on NuStar Energy's performance, the individual's performance evaluation might result in a reduction or increase in that amount.
Base Salaries
Annually, the Compensation Committee reviews the base salaries for our NEOs, based on recommendations by our CEO, with input from EPPA and our Human Resources department. Our CEO's base salary is reviewed and approved by the Compensation Committee based on its review of recommendations by EPPA, our Chairman and our Human Resources department.
The competitiveness of the base salary for each NEO's position is determined by an evaluation of the Compensation Comparative Data described above. Base salaries may be adjusted to achieve what is determined to be a reasonably competitive level or to reflect promotions, the assignment of additional responsibilities, individual performance, the performance of NuStar Energy or other internal pay equity considerations.
During 2017, EPPA performed a comprehensive review of our NEOs' Total Direct Compensation. Following Ms. Perry's promotion to Executive Vice President and change in responsibilities during 2018, the Compensation Committee requested that EPPA update its analysis of Total Direct Compensation for each of our executive officers, including our NEOs. After consultation with EPPA following each of EPPA's 2017 and 2018 analyses, and with the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee raised the base salary of each of our NEOs to remain competitive.
Due to the comprehensive analysis performed by EPPA during 2018, the Compensation Committee did not request that EPPA provide an updated detailed analysis for 2019. For 2019, the Compensation Committee considered, among other factors, the Consumer Price Index, the average base salary increase anticipated by nationwide compensation surveys, the increases required by NuStar Energy's union contracts, the anticipated increases by other local companies as well as the performance of the NEOs. After consideration of these factors and consultation with EPPA, the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee raised the base salaries of each of the NEOs effective on July 1, 2019 to remain competitive. The July 1, 2019 base salary increases and the resulting December 31, 2019 base salaries for each of our NEOs are presented in the table below.

Name	July 1, 2019 Increase to December 31, 2018 Annualized Base Salary ($)	Annualized Base Salary at December 31, 2019 ($)
Barron	25,000	675,000
Shoaf	11,900	416,900
Brown	12,200	422,200
Perry	10,400	360,400
Oliver	10,300	355,300

Bonus Awards
Our NEOs participate in the same annual incentive program in which all of our domestic employees participate. Our annual incentive bonuses historically have been based on the following three factors under our annual incentive bonus plan:

•
the individual's position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set following the analysis of market practices in the Compensation Comparative Group with reference to the median bonus target available to comparable executives in those companies;

•	NuStar Energy's attainment of specific performance goals, which are established by the Compensation Committee; and

•	a discretionary evaluation by the Compensation Committee of both NuStar Energy's performance and, in the case of the NEOs, the individual's performance.
In its discretion, the Compensation Committee may also award special bonuses from time to time, paid in cash or in units. The Compensation Committee did not award any special bonuses to our NEOs during 2019.
Determination of Annual Incentive Target Opportunities
Following EPPA's updated 2018 analysis of Total Direct Compensation, and after consultation with EPPA and the Chairman (with respect to the CEO) and the CEO (with respect to each other NEO), the Compensation Committee raised the annual incentive bonus targets for 2018 for Mr. Shoaf and Ms. Brown from 60% to 65%, for Ms. Perry and Mr. Oliver from 55% to 60% and retained Mr. Barron's existing annual incentive bonus target. Prior to 2018, the Compensation Committee had not changed the annual incentive bonus targets for our NEOs since 2015 and the Compensation Committee did not make any further adjustments to our NEOs' annual incentive bonus targets for 2019. The following table shows each NEO's annual incentive bonus target for the fiscal year ended December 31, 2019 (expressed as a percent of base salary paid).

Name	Annual Incentive Bonus Target (% of base salary paid)
Barron	100
Shoaf	65
Brown	65
Perry	60
Oliver	60
As illustrated in the table above, each NEO has an annual incentive opportunity generally based on a stated percentage of his or her salary paid that year. The target amount is awarded for achieving a 100% score on our performance goals under the annual incentive bonus plan. For example, in a year with a 100% score on our performance goals, an NEO paid $200,000 with a target annual incentive opportunity equal to 60% of his base salary paid would be eligible to receive a bonus of $120,000 based on those performance goals.
Once the performance goals have been reviewed and measured, the Compensation Committee has the authority to exercise its discretion in evaluating NuStar Energy's performance. In exercising this discretionary judgment, the Compensation Committee considers such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, as well as other considerations. This discretionary judgment may result in an increase or decrease to the aggregate earned award for all employees that is based upon the attainment of NuStar Energy's annual performance goals.
The CEO develops individual annual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended annual incentive bonus amounts based upon an assessment of an individual's performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each NEO's bonus on a case-by-case basis, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to a specific NEO to reflect these factors.
The bonus target for the CEO is decided solely by the Compensation Committee, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus for the CEO based upon its independent evaluation of the CEO's performance and contributions.

Company Performance Objectives
From 2014 through 2017, our annual incentive bonus was designed to focus our NEOs on improving NuStar Energy's distributable cash flow (DCF). In the MLP investment community, DCF has been widely regarded as a significant indicator of operating performance. As such, the Compensation Committee believed the measure appropriately aligned managements' interest with our unitholders' interest. Accordingly, the Compensation Committee would establish a bonus pool for all employees based on DCF such that employees would receive a 100% bonus for the year if NuStar Energy achieved a specified target distribution coverage ratio (DCR). DCF and DCR are non-GAAP financial measures of performance derived from our financial statements. For this purpose, DCF was determined by adjusting our net income for depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts and other non-cash items, including non-cash gains or losses or impairment charges. We further adjusted our earnings by (1) subtracting our aggregate annual reliability capital expenditures, (2) adding non-cash unit-based compensation expenses for awards that we intend to satisfy with the issuance of units upon vesting, (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income and (4) subtracting the distributions and other costs related to our preferred units. DCR was determined by dividing DCF applicable to common limited partners by the distributions applicable to common limited partners.
For 2018, due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee delayed consideration of annual performance measures for NuStar Energy until after the closing of the Merger on July 20, 2018. Following the closing of the Merger, the Compensation Committee determined that its overall assessment of NuStar Energy's 2018 performance at its January 2019 meeting would include, without limitation, the Compensation Committee's consideration of the implementation of the Distribution Reset, the Merger, the issuance of the Series D preferred units, the continued integration of the Permian Crude System acquired in the Permian Basin, NuStar Energy's total unitholder return and the Compensation Committee's overall evaluation of employee performance.
In light of the significance of the Merger and its impact on NuStar Energy's structure, in 2019, the Compensation Committee requested that EPPA undertake a comprehensive review of the annual and long-term performance measures established by peer companies in the Compensation Comparative Group, and the Compensation Committee deferred its consideration of annual incentive bonus performance measures for NuStar Energy until receipt of EPPA's analysis in advance of the July 2019 Compensation Committee meeting. After consideration of EPPA's analysis, the Compensation Committee determined that the annual incentive bonus for employees (including our NEOs) for 2019 would be based on four performance measures, weighted as follows:

Performance Measure	Weighting (%)
Adjusted EBITDA compared to budget	40
Adjusted DCF compared to budget	40
Adjusted operating and general and administrative expense compared to budget	10
Safety and environmental performance	10
Total	100
The Compensation Committee selected these four performance measures to focus all employees, including our NEOs, on continuing to improve NuStar Energy's key financial metrics while maintaining an emphasis on safety and environmental performance following the significant changes undertaken by NuStar Energy during 2018.
For purposes of determining the performance level achieved against each of the performance measures for the 2019 annual incentive bonus, the Compensation Committee approved the performance targets set forth below for the three financial performance measures on July 24, 2019, with the level of performance achieved against the safety and environmental performance measure to be determined after the end of 2019 following the Compensation Committee's review of NuStar Energy's overall safety and environmental performance.

Adjusted EBITDA Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
110	150
120	200

Adjusted DCF Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
110	150
120	200

Adjusted Operating and General and Administrative Expense Compared to Budget (%)	Percentage Earned (%)
< 90	200
90	150
100	100
110	50
Adjusted EBITDA, Adjusted DCF and Adjusted operating and general and administrative expense are non-GAAP financial measures of performance derived from our financial statements.
To determine Adjusted EBITDA for this purpose, we first calculated earnings before interest, taxes and depreciation and amortization (EBITDA) by adjusting our net income for interest expense, income tax expense and depreciation and amortization expense. We then made adjustments to EBITDA for the effect of (1) dispositions that occurred in 2018 and 2019, (2) certain compensation expenses, the majority of which we intend to satisfy with the issuance of units, (3) certain expenses the Compensation Committee determined to be outside of management's control and (4) certain other non-cash items, including non-cash gains or losses or impairment charges, to arrive at Adjusted EBITDA.

Adjusted DCF was determined for this purpose by adjusting our net income for non-cash items, including depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts and losses or impairment charges related to dispositions. We then made additional adjustments, consisting of (1) subtracting the amount of reliability capital expenditures, net of related insurance proceeds, (2) adding non-cash compensation expenses for awards that we intend to satisfy with the issuance of units, (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income, (4) subtracting the distributions and other costs related to our preferred units, (5) adjusting for the effect of dispositions that occurred in 2018 and 2019 and (6) adjusting for certain expenses the Compensation Committee determined to be outside of management's control, to arrive at Adjusted DCF.

Adjusted operating and general and administrative expense was calculated for this purpose by making adjustments to operating and general and administrative expense related to (1) dispositions that occurred in 2018 and 2019, (2) certain compensation expenses, the majority of which we intend to satisfy with the issuance of units, and (3) certain expenses the Compensation Committee determined to be outside of management's control.
Determination of 2019 Annual Incentive Bonus Awards

For the 2019 annual incentive bonus determination, on January 30, 2020, the Compensation Committee determined that NuStar Energy attained the following performance levels against the 2019 performance measures described above. To determine the percentage earned with respect to the safety and environmental performance measure for 2019, the Compensation Committee considered NuStar Energy's strong overall safety and environmental performance during a year in which NuStar Energy implemented its largest capital program in company history, including its achievement of the second-best year in company history in terms of employee safety and its discipline to maintain incident and lost-time rates that continue to be significantly better than those of the pipelines and bulk terminals industries.

Performance Measure	Budget ($ in thousands)	Actual ($ in thousands)	Actual Performance Compared to Budget (%)	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
Adjusted EBITDA	706,023	750,031	106	131	40	52
Adjusted DCF	314,640	373,192	119	193	40	77
Adjusted operating and general and administrative expense	520,474	513,355	99	107	10	11
Safety and environmental performance	N/A	N/A	N/A	100	10	10
Total						150

At its January 30, 2020 meeting, based on its review of the performance levels attained against the 2019 performance measures as set forth above and its review of each NEO's individual performance during 2019, the Compensation Committee approved 2019 annual incentive bonus awards for our NEOs in the dollar amounts set forth in the table below.

Name	Annual Incentive Bonus for 2019 ($)
Barron	1,000,000
Shoaf	400,676
Brown	405,698
Perry	319,680
Oliver	315,135

The Compensation Committee approved the payment of the 2019 annual incentive bonus amounts for our executive officers in the form of fully vested NuStar Energy common units, with a grant date of February 11, 2020. The number of units awarded was determined for each officer by dividing the respective dollar amounts approved by the Compensation Committee on January 30, 2020 by the closing price of a NuStar Energy common unit on the NYSE on February 10, 2020, as set forth in the table below. The fully vested NuStar Energy common units were issued pursuant to the NuStar Energy L.P. 2019 Long-Term Incentive Plan (the 2019 LTIP). The dollar values of those units (based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2020 grant date) are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2019.

Name	Number of Common Units Granted
Barron	36,218
Shoaf	14,511
Brown	14,693
Perry	11,578
Oliver	11,413

Long-Term Incentive Awards
We provide NuStar Energy common unit-based, long-term incentive compensation to employees, including our NEOs, and to non-employee directors through the 2019 LTIP, which was approved by our unitholders at our annual meeting in April 2019. Prior to unitholder approval of the 2019 LTIP, we provided long-term incentive compensation through our 2000 Long-Term Incentive Plan (as amended from time to time, the 2000 LTIP) and the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended from time to time, the NSH LTIP). The 2019 LTIP replaced the 2000 LTIP and the NSH LTIP and no new awards will be made under the 2000 LTIP or the NSH LTIP. The 2019 LTIP provides (and, prior to unitholder approval of the 2019 LTIP, the 2000 LTIP and the NSH LTIP each provided) for NuStar Energy common unit awards and a variety of NuStar Energy common unit-based awards, including unit options, phantom or restricted units and performance units. Long-term incentive awards vest over a period determined by the Compensation Committee, with performance units vesting upon the achievement of performance goals.
Under the design of our long-term incentive awards, a target long-term incentive award opportunity expressed as a percentage of base salary is established for each participant, including each NEO. This percentage reflects the fair value of the awards to be granted.
In 2017, following EPPA's comprehensive review of our NEOs' Total Direct Compensation, the Compensation Committee raised the long-term incentive targets for Mr. Barron from 200% to 250%, for Mr. Shoaf and Ms. Brown from 150% to 180% and for Ms. Perry from 100% to 110%, and retained the existing target for Mr. Oliver. Following EPPA's updated 2018 analysis, the Compensation Committee raised the long-term incentive targets for Mr. Barron from 250% to 325%, for Ms. Perry from 110% to 150% and for Mr. Oliver from 125% to 130%, and retained the existing targets for Mr. Shoaf and Ms. Brown. The Compensation Committee did not make any further adjustments to our NEOs' long-term incentive targets for 2019. The following table shows each NEO's long-term incentive target for 2019 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	325
Shoaf	180
Brown	180
Perry	150
Oliver	130
The Compensation Committee allocates a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers (including our NEOs). Since the fourth quarter of 2011, the target levels of long-term incentive award value have been allocated in the following manner:

•	35% performance units; and

•	65% restricted units.
The Compensation Committee reviews and approves long-term incentive grants for each of the NEOs. The CEO develops individual grant recommendations for the other NEOs based upon the methodology described above, but both the CEO and the Compensation Committee may make adjustments to the recommended grants based upon an assessment of an individual's performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above, and the Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives for the CEO based upon its independent evaluation of the CEO's performance and contributions.
Restricted Units
Restricted units comprise approximately 65% of each NEO's total NuStar Energy long-term incentive target.
Prior to the Merger, the restricted unit portion of each NEO's long-term incentive target included approximately 70% NuStar Energy restricted units granted by the Compensation Committee under the 2000 LTIP and 30% NuStar GP Holdings, LLC phantom units (which we refer to as "restricted units" in this proxy statement) granted by NuStar GP Holdings, LLC's compensation committee under the NSH LTIP to reflect the fact that the performance of NuStar GP Holdings, LLC was directly tied to the performance of NuStar Energy since NuStar GP Holdings, LLC's sole asset was its interest in NuStar Energy. Pursuant to the terms of the merger agreement, at the closing of the Merger, all outstanding NuStar GP Holdings, LLC restricted unit awards granted prior to the Merger converted, on the same terms and conditions as were applicable to the awards immediately prior to the Merger, into awards of NuStar Energy restricted units (the Converted Awards). The number of NuStar

Energy restricted units subject to the Converted Awards was determined based on the 0.55 exchange ratio provided in the merger agreement. Following the Merger, 100% of the restricted units awarded are NuStar Energy restricted units.
No units are issued at the time of grant and restricted unit awards represent the right to receive common units upon vesting. The awards are calculated from an assumed unit value based on the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved. Our NEOs' restricted units all vest over five years in equal increments on the anniversary of the grant date, and common unit distribution equivalents are paid in cash quarterly for all unvested restricted units.
The 2019 annual awards of NuStar Energy restricted units for our NEOs were approved by the Compensation Committee on October 22, 2019. The Compensation Committee determined that the grants would be made under the 2019 LTIP effective on November 16, 2019, following the public disclosure of NuStar Energy's third quarter 2019 results and consistent with the restricted unit grant date in previous years. The following table sets forth the restricted units granted to each of our NEOs in 2019.

Name	Restricted Units Granted in 2019
Barron	60,000
Shoaf	17,365
Brown	17,585
Perry	12,510
Oliver	10,690
Performance Units
Performance units comprise approximately 35% of each NEO's total long-term incentive target. The number of performance units awarded is determined by multiplying the annual base salary rate by the NEO's long-term incentive target percentage, and then multiplying that product by 35%. That product is divided by the assumed value of an individual unit, which is the product of (x) the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved and (y) a factor reflecting the risk that the award might be forfeited.
On July 24, 2019, the Compensation Committee awarded the target number of performance units set forth below for our NEOs pursuant to the 2019 LTIP:

Name	Performance Units Awarded
Barron	35,000
Shoaf	11,916
Brown	12,063
Perry	8,583
Oliver	7,332
Performance units are earned only upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the performance period. The Compensation Committee believes this type of incentive award strengthens the tie between each NEO's pay and our performance.
From 2014 through 2017, the target performance measure for performance unit awards was NuStar Energy achieving a specific DCR established by the Compensation Committee (as described above under "Bonus Awards"), after taking into account the aggregate expense of the performance units. However, as described above, for 2018, due to the significance of the then-pending Distribution Reset and Merger, the Compensation Committee determined that its overall assessment of NuStar Energy's 2018 performance at its January 2019 meeting would include, without limitation, the Compensation Committee's consideration of the implementation of the Distribution Reset, the Merger, the issuance of the Series D preferred units, the continued integration of the Permian Crude System acquired in the Permian Basin, NuStar Energy's total unitholder return and the Compensation Committee's overall evaluation of employee performance.
In light of the significance of the Merger and its impact on NuStar Energy's structure, in 2019, the Compensation Committee requested that EPPA undertake a comprehensive review of the annual and long-term performance measures established by peer companies in the Compensation Comparative Group, and the Compensation Committee deferred its consideration of performance unit performance measures for NuStar Energy until receipt of EPPA's analysis in advance of the July 2019 Compensation Committee meeting. After consideration of EPPA's analysis, on July 24, 2019 the Compensation Committee determined that all performance units eligible to vest with respect to 2019 performance would vest based on two objective performance measures: NuStar Energy's total unitholder return (TUR) as compared with the TUR of the other companies in the Compensation Comparative Group and NuStar Energy's DCR performance, weighted as set forth below.

Performance Measure	Weighting (%)
TUR	50
DCR	50
Total	100
The Compensation Committee believes that, following the significant changes undertaken by NuStar Energy during 2018, the combination of these two equally weighted, objective performance measures (TUR and DCR) focuses our NEOs on both NuStar Energy's longer-term performance relative to its peer companies as well as NuStar Energy's absolute performance against a key financial goal. To reflect NuStar Energy's performance as compared to the Compensation Comparative Group since the completion of the Merger, the Compensation Committee determined that the 2019 TUR performance period would be from July 31, 2018 through December 31, 2019, while the 2019 DCR performance period would be the 2019 calendar year to tie more directly to NuStar Energy's financial performance for 2019.
After the end of the performance period, the TUR for each company in the Compensation Comparative Group is determined based on its total return to its unitholders or shareholders, based upon the growth in its unit or share price, as well as its cash distributions to its holders, during the performance period, and performance is ranked by quartile.
For purposes of determining the performance level achieved against each performance measure for the 2019 performance periods, the Compensation Committee approved the following benchmarks on July 24, 2019:

NuStar Energy's TUR Position	TUR Vesting Percentage (%)
4th Quartile	—
3rd Quartile	50
2nd Quartile	100
1st Quartile	150
If NuStar Energy's TUR is the highest achieved in the 1st Quartile	200

DCR	Percentage Earned (%)
1.10 : 1	50
1.21 : 1	100
1.33 : 1	150
1.45 : 1	200
DCR is a non-GAAP financial measure of performance derived from our financial statements. DCR was determined for this purpose by dividing Adjusted DCF (described above under "Bonus Awards—Company Performance Objectives") by the distributions applicable to common limited partners.
If performance falls between the benchmarks established by the Compensation Committee for the applicable performance period, the percentage vesting with respect to that performance measure during the performance period is determined through straight-line interpolation. The Compensation Committee retains the full discretion to vest up to 200% of performance units available for vesting, regardless of the performance level attained against the performance measures established for the applicable performance period. Any performance units not earned at target in a given performance period will be carried forward (the Carried Forward Units) for one additional performance period, with up to 100% of such Carried Forward Units having the opportunity to vest based upon NuStar Energy's performance in the following performance period.
Performance units vest in three annual increments (or tranches). As illustrated in the table below, one third of the performance units awarded in each of 2017, 2018 and 2019 was eligible to vest based upon our TUR and DCR performance measures during the 2019 performance periods.

Award	Tranche Eligible to Vest
2017 Performance Unit Award	3rd
2018 Performance Unit Award	2nd
2019 Performance Unit Award	1st
On January 30, 2020, for the applicable 2019 performance periods, the Compensation Committee determined that NuStar Energy achieved the highest TUR performance in the first quartile for all remaining public companies in the Compensation Comparative Group and achieved a DCR of 1.44 : 1. Accordingly, pursuant to the award terms, the performance units available to vest under the applicable tranche for each of the 2017 awards, 2018 awards and 2019 awards with respect to the 2019 performance periods vested at 198%, determined as follows:

Performance Measure	Target	Actual	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
DCR	1.21 : 1	1.44 : 1	196	50	98
TUR	N/A	1st in 1st quartile	200	50	100
Total					198
There were no Carried Forward Units eligible to vest with respect to the 2019 performance periods.
Perquisites and Other Benefits
Perquisites
We provide only minimal perquisites to our NEOs. Each of our NEOs received federal income tax preparation services and personal liability insurance in 2019. For more information on perquisites, see the Summary Compensation Table and its footnotes.
Other Benefits
We provide other benefits, including medical, life, dental and disability insurance in line with competitive market practices. Our NEOs are eligible for the same benefit plans provided to our other U.S. employees, including our pension plans, 401(k) thrift plan (the Thrift Plan), and insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Our NEOs and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under "Post-Employment Benefits."
Post-Employment Benefits
Pension Plans
For a discussion of our Pension Plan, as well as the Excess Pension Plan, please see the narrative description accompanying the table entitled "Pension Benefits for the Year Ended December 31, 2019."
Nonqualified Deferred Compensation Plan (Excess Thrift Plan)
The Excess Thrift Plan provides unfunded benefits to those employees whose annual additions under the Thrift Plan are subject to the limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee's annual compensation that may be taken into account under that plan. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an "excess benefit plan" as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and (2) a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA. To the extent a participant's annual total compensation exceeds the compensation limits for the calendar year under Section 401(a)(17) of the Code ($280,000 for 2019) or a participant's annual additions under the Thrift Plan are limited by the maximum annual additions permitted under Section 415 of the Code ($56,000 for 2019), the participant's Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:

•
the total company matching contributions that would have been credited to the participant's account under the Thrift Plan had the participant's contributions not been limited pursuant to Section 401(a)(17) and/or Section 415; and

•	the actual company matching contributions credited to such participant's account.
Participants vest in the amounts credited to their account under the Excess Thrift Plan on the same vesting schedule as under the Thrift Plan. The full amount of a participant's vested account under the Excess Thrift Plan is payable to the participant in a single lump sum cash payment within 90 days following the earlier of the participant's: (1) "separation from service" (as defined in Section 409A of the Code), (2) death or (3) disability. Distributions upon separation from service for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code.
Each of our NEOs participated in the Excess Thrift Plan in 2019.
Change of Control Severance Arrangements
We initially entered into change of control severance agreements with each of our NEOs in, or prior to, 2007. The change of control severance agreements are intended to ensure the continued availability of these executives in the event of certain transactions culminating in a "change of control" as defined in the agreements. The change of control severance agreements have three-year terms and are automatically extended for one year upon each anniversary unless we give notice not to extend. If a "change of control" (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. Compensation and benefits under the agreements are triggered upon the occurrence of any of the following in connection with a change of control:

•	termination of employment by the employer other than for "cause" (as defined in the agreements), death or disability;

•	termination by the NEO for "good reason" (as defined in the agreements);

•	termination by the NEO other than for "good reason"; and

•	termination of employment because of death or disability.
These triggers were designed to ensure the continued availability of these executives following a change of control, and to compensate them at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control.
The following table sets forth the severance multiple applicable to each NEO, based on his or her officer position as of December 31, 2019.

Name	Applicable Officer Position as of December 31, 2019	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Senior Vice President	2
Mr. Oliver was promoted to Executive Vice President on January 1, 2020 and, accordingly, his severance multiple is now 2.5.
When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. For more information regarding payments and benefits that may be provided under our change of control severance arrangements, see our disclosures below under the caption "Potential Payments upon Termination or Change of Control."
The Merger did not trigger a "change of control," as defined under any NuStar Energy or NuStar GP Holdings, LLC plan or award, including the change of control severance agreements described above.
Employment Agreements
None of the NEOs have employment agreements, other than the change of control severance agreements described above. As a result, in the event of a termination, retirement, death or disability that is not related to a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of the defined contribution, defined benefit, medical or long-term incentive plans, as applicable.
Impact of Accounting and Tax Treatments
Accounting Treatment
Unit-Based Compensation
Restricted Units. Our restricted unit awards are considered "phantom" units, as they represent the right to receive our common units upon vesting. We account for restricted units expected to result in the issuance of our common units upon vesting as equity-classified awards. The restricted units granted to our domestic employees (including our NEOs) generally vest over five years and the restricted units granted to non-employee directors generally vest over three years. We record compensation expense ratably over the vesting period based on the fair value of the units at the grant date (for domestic employees, including our NEOs, and non-employee directors). Common unit distribution equivalents paid with respect to outstanding, unvested equity-classified restricted units reduce equity, similar to cash distributions to unitholders. Restricted units awarded to international employees are liability-classified awards that are cash-settled and measured at fair value based on the common unit price at each reporting period.
Performance Units. Performance units are equity-classified awards that vest in three increments (tranches) and represent the right to receive our common units, based upon our achievement of the performance measures established by the Compensation Committee for the applicable performance periods. Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche. In addition, since the performance units granted do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to common unitholders during the vesting period. We record compensation expense ratably for each vesting tranche over its service period if it is probable that the specified performance measures will be achieved. Additionally, changes in the actual or estimated outcomes that affect the quantity of performance units expected to be converted are recognized as a cumulative adjustment.
Unit Awards. Unit awards are equity-classified awards of fully vested common units. The fair value of the unit awards is determined using the market value of our common units on the grant date.
Tax Treatment
We are a limited partnership and not a corporation for U.S. federal income tax purposes. Therefore, we are not subject to the executive compensation deduction limitations under Section 162(m) of the Code.
Compensation-Related Policies
Unit Ownership Guidelines
We believe that ownership of NuStar Energy units aligns the interests of our directors and executives with those of NuStar Energy's unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors, and our Board has approved the unit ownership and retention guidelines described below.
Non-Employee Director Unit Ownership Guidelines
During their service as a Board member, non-employee directors are expected to acquire and hold NuStar Energy units with an aggregate value of at least two times their annual cash retainer. Directors have five years from their initial election to the Board to meet the target unit ownership guidelines, and they are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2019, each of our directors exceeded the ownership levels set forth in the unit ownership guidelines.

Officer Unit Ownership Guidelines
Unit ownership guidelines for the officer positions set forth below are as follows:

Officer	Value of NuStar Energy Units Owned
CEO/President	4.0x base salary
EVP serving on CEO's officer committee	3.0x base salary
SVP serving on CEO's officer committee	2.0x base salary
VP serving on CEO's officer committee	1.0x base salary
The officers subject to the unit ownership and retention guidelines, including each of our NEOs, are expected to meet the applicable guidelines within five years of becoming subject to the guidelines or receiving a subsequent promotion corresponding to a higher multiple in the table above, and are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2019, each of our NEOs exceeded the ownership levels set forth in the unit ownership guidelines.
Unit Ownership
For purposes of satisfying the unit ownership guidelines, the following units are considered owned:

•	units owned directly;

•	units owned indirectly through possession of the right to sell, transfer and/or vote such units; and

•	unvested restricted or phantom units granted under a long-term incentive plan.
Unexercised unit options and unvested performance units are not considered owned for purposes of satisfying the unit ownership guidelines.
Policies regarding Insider Trading and Hedging
We have a written policy prohibiting all members of our Board and all of our employees, including our officers, from purchasing or selling securities of NuStar Energy while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. All members of our Board, our officers and certain of our other employees also are prohibited from trading in our securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. Our policy also prohibits all members of our Board and all of our employees, including our officers, from purchasing, selling or writing calls, puts or options on our securities. In addition, all members of our Board, our officers and certain of our other employees must receive prior consent from our Chief Executive Officer (or, in the case of our Chief Executive Officer, from the Chair of the Audit Committee) before entering into a margin loan or other financing arrangement involving our securities.

EVALUATION OF COMPENSATION RISK
The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described above in "Compensation Discussion and Analysis," the primary elements of our compensation program are base salary, annual incentive bonus and long-term incentives. We believe that our compensation program appropriately balances cash with equity-based compensation and fixed compensation with short- and long-term incentives such that no single pay element would motivate unnecessary risk taking.
NuStar Energy's compensation program is structured so that base salaries provide a fixed level of competitive pay that reflects the individual's primary duties and responsibilities, and a considerable amount of our management's compensation is tied to NuStar Energy's long-term fiscal health. Bonuses, including executive bonuses, typically are determined with reference to performance measures selected by the Compensation Committee and applicable to all employees, as well as the Compensation Committee's review of each individual executive's performance. Historically, our long-term incentives have taken the form of performance units and restricted units that typically vest over three- and five-year periods, respectively, which we believe serves to align our employees' interests with the long-term goals of NuStar Energy. No business group or unit is compensated differently than any other, regardless of profitability. There also is a maximum annual bonus level and a maximum number of performance units that may be earned, based on the performance of NuStar Energy relative to performance measures selected by the Compensation Committee. Accordingly, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner, align our executives' interests with those of our unitholders and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving during 2019. For each NEO, the table shows the NEO's current position and the amounts earned for services rendered to us in all capacities in which the NEO served during the periods presented for that NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Unit Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Barron President and Chief Executive Officer	2019	662,500	—	2,413,915	1,005,412	276,677	42,616	4,401,120
	2018	607,825	—	2,146,869	705,671	1,952	38,813	3,501,130
	2017	583,625	—	1,233,907	—	218,342	54,897	2,090,771
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2019	410,950	—	769,070	402,825	175,046	27,523	1,785,414
	2018	371,267	—	835,772	279,751	1,516	27,412	1,515,718
	2017	354,950	—	554,372	—	171,513	28,387	1,109,222
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2019	416,100	—	789,055	407,878	168,262	31,307	1,812,602
	2018	395,567	—	791,870	298,062	3,406	26,151	1,515,056
	2017	382,350	—	597,187	—	188,315	60,689	1,228,541
Amy L. Perry Executive Vice President–Strategic Development and General Counsel	2019	355,200	—	521,116	321,405	102,753	24,178	1,324,652
	2018	319,058	—	564,774	221,930	6,084	21,560	1,133,406
	2017	287,900	30,000	286,465	—	69,722	22,751	696,838
Daniel S. Oliver Executive Vice President–Business Development and Engineering	2019	350,150	—	481,720	316,825	187,023	23,877	1,359,595
	2018	334,100	—	514,002	242,480	—	22,462	1,113,044
	2017	323,150	—	382,223	—	142,129	29,973	877,475

(1)
The amounts reported represent the aggregate grant date fair value of grants of NuStar Energy restricted units (for 2019, 2018 and 2017), NuStar Energy performance units (for 2019, 2018 and 2017), NuStar Energy fully vested units (for 2018) and NuStar GP Holdings, LLC restricted units (for 2017), as described below.

Restricted Units
The grant date fair value for restricted units presented in the Summary Compensation Table above was determined by multiplying the number of NuStar Energy restricted units granted for 2019 and 2018 and the number of NuStar Energy restricted units and NuStar GP Holdings, LLC restricted units granted for 2017 by the NYSE closing unit price of NuStar Energy common units or NuStar GP Holdings, LLC common units, as applicable, on the date of grant.
Performance Units
Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche.
The grant date fair value presented in the Summary Compensation Table above includes the fair value of each tranche of performance units for which the Compensation Committee established performance measures during that year. Accordingly, as illustrated in the table below and described in "Compensation Discussion and Analysis" above:

•
the amount reported for 2017 includes the one tranche of each of the 2015, 2016 and 2017 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on February 23, 2017 with respect to 2017 performance;

•
the amount reported for 2018 includes the Carried Forward Units and the one tranche of each of the 2016, 2017 and 2018 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on July 23, 2018 with respect to 2018 performance; and

•
the amount reported for 2019 includes the one tranche of each of the 2017, 2018 and 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee on July 24, 2019 with respect to 2019 performance.

Award	Tranche Considered "Granted"
	In 2019 with respect to 2019 Performance Measure	In 2018 with respect to 2018 Performance Measure	In 2017 with respect to 2017 Performance Measure
2015 Performance Unit Award	N/A	N/A	3rd
2016 Performance Unit Award	N/A	3rd	2nd
2017 Performance Unit Award	3rd	2nd	1st
2018 Performance Unit Award	2nd	1st	N/A
2019 Performance Unit Award	1st	N/A	N/A
Carried Forward Units	N/A	All Units	N/A
The grant date fair value of the performance units was determined by multiplying the probable number of Carried Forward Units eligible to vest with respect to 2018 performance and the probable number of performance units for all tranches eligible to vest with respect to 2019, 2018 and 2017 performance (as illustrated in the table above), respectively, by the NYSE closing unit price of NuStar Energy common units on the grant date, reduced by the per unit value of distributions not paid on performance units prior to vesting.
If the maximum number of performance units (100% for the Carried Forward Units and 200% for the other tranches considered granted in 2019, 2018 and 2017) had been used to determine the grant date fair value of performance units, the grant date fair value for performance units presented in the Summary Compensation Table for the 2019, 2018 and 2017 periods for each of our NEOs would have been as set forth in the table below:

Name	Grant Date Fair Value Based on Maximum Number of Performance Units
	2019 ($)	2018 ($)	2017 ($)
Barron	1,382,630	942,214	1,077,444
Shoaf	541,041	422,209	499,944
Brown	568,379	454,776	538,471
Perry	323,908	218,813	262,865
Oliver	349,621	296,061	379,247
Units
Our NEOs received special bonuses in the form of fully vested NuStar Energy common units in July 2018. The grant date fair value for the special bonus unit awards included in the Summary Compensation Table for 2018 was determined by multiplying the number of units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant.
Please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards" and "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" above and Note 24 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information regarding the vesting schedules and the assumptions made in the valuation.

(2)	The amounts reported as "Non-Equity Incentive Plan Compensation" reflect:

•
for 2019, the annual incentive bonus amounts with respect to 2019 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2020 grant date); and

•
for 2018, the annual incentive bonus amounts with respect to 2018 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the NSH LTIP (the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2019 grant date).

Our NEOs did not receive cash annual incentive bonus amounts for 2017. Any annual incentive bonus amounts are paid in February of each year with respect to performance during the immediately preceding year. The amount reported as "bonus" for Ms. Perry for 2017 reflects a special cash bonus paid to Ms. Perry during 2017.

For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards." For an explanation of the amount of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Relative Size of Primary Elements of Compensation."

(3)
The amounts reported reflect the amounts attributable to the aggregate change in the actuarial present value of each NEO's accumulated benefit under our defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans). For Mr. Oliver, the actuarial present value of his accumulated benefit under our defined benefit and actuarial pension plans declined by $23,034 between December 31, 2017 and December 31, 2018. However, because SEC regulations do not permit the inclusion of a negative number, the amount of this decline is not reported in the Summary Compensation Table for Mr. Oliver for 2018.

None of the NEOs received any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified during the periods presented.

(4)	The amounts reported in this column for 2019 consist of the following for each NEO:

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Tax Preparation ($)	Personal Liability Insurance ($)	TOTAL ($)
Barron	16,800	22,950	850	2,016	42,616
Shoaf	16,800	7,857	850	2,016	27,523
Brown	16,800	11,641	850	2,016	31,307
Perry	16,800	4,512	850	2,016	24,178
Oliver	16,800	4,211	850	2,016	23,877

PAY RATIO
As required by SEC regulations, we are providing the following information regarding the ratio of the annual total compensation of our President and Chief Executive Officer, Mr. Barron, to the median of the annual total compensation of our employees for our last completed fiscal year.
For 2019:

•	the median of the annual total compensation of all of our employees (other than our President and Chief Executive Officer) was $123,583; and

•	the annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table above, was $4,401,120.
Accordingly, for 2019, the ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee was 36 to 1.
To determine our median employee, we identified each individual employed by us on December 1, 2019 (our Determination Date), and, for each individual employed by us on the Determination Date, we examined each of the following elements of compensation (which we refer to as the Total Comparable Compensation) that we paid those employees during the period from December 1, 2018 through November 30, 2019 (the Compensation Review Period):

•	salary, wages and any overtime paid during the Compensation Review Period;

•	any bonus awards paid during the Compensation Review Period; and

•	the grant date fair value of any restricted units awarded during the Compensation Review Period.
On July 29, 2019, we sold our St. Eustatius operations. As a result of the sale, we no longer have employees in St. Eustatius and our total number of employees decreased by 131. As of our Determination Date, we had 1,437 employees located in two countries. After identifying the median employee based on Total Comparable Compensation, we calculated the annual total compensation for the median employee for 2019 using the same methodology we use to calculate the annual total compensation for our NEOs for 2019, as set forth in the Summary Compensation Table above. We did not make any assumptions, adjustments or estimates to identify the median employee, to determine the Total Comparable Compensation for each employee or to determine the annual total compensation for the median employee.

GRANTS OF PLAN-BASED AWARDS
DURING THE YEAR ENDED DECEMBER 31, 2019
The following table provides information regarding grants of plan-based awards to our NEOs during 2019.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barron	N/A	(1)	N/A	N/A	662,500	1,325,000	—	—	—	—	—
	7/24/2019	(2)	7/24/2019	—	—	—	N/A	24,681	49,362	—	691,315
	11/16/2019	(3)	10/22/2019	—	—	—	—	—	—	60,000	1,722,600
Shoaf	N/A	(1)	N/A	N/A	267,118	534,235	—	—	—	—	—
	7/24/2019	(2)	7/24/2019	—	—	—	N/A	9,658	19,316	—	270,521
	11/16/2019	(3)	10/22/2019	—	—	—	—	—	—	17,365	498,549
Brown	N/A	(1)	N/A	N/A	270,465	540,930	—	—	—	—	—
	7/24/2019	(2)	7/24/2019	—	—	—	N/A	10,146	20,292	—	284,190
	11/16/2019	(3)	10/22/2019	—	—	—	—	—	—	17,585	504,865
Perry	N/A	(1)	N/A	N/A	213,120	426,240	—	—	—	—	—
	7/24/2019	(2)	7/24/2019	—	—	—	N/A	5,782	11,564	—	161,954
	11/16/2019	(3)	10/22/2019	—	—	—	—	—	—	12,510	359,162
Oliver	N/A	(1)	N/A	N/A	210,090	420,180	—	—	—	—	—
	7/24/2019	(2)	7/24/2019	—	—	—	N/A	6,241	12,482	—	174,810
	11/16/2019	(3)	10/22/2019	—	—	—	—	—	—	10,690	306,910

(1)
The amounts reported represent the target and maximum amounts that would potentially be payable to the NEOs as annual incentive bonus awards with respect to 2019 performance. The annual incentive bonus awards with respect to 2019 performance did not include a threshold amount that would potentially be payable to the NEOs. For the 2019 annual incentive bonus determination, the Compensation Committee considered the factors described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards," and the Compensation Committee approved the payment of the 2019 annual incentive bonus amounts in the form of fully vested common units pursuant to the 2019 LTIP. The dollar values of the actual bonus amounts paid with respect to 2019 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Performance units were awarded by the Compensation Committee on July 24, 2019 pursuant to the 2019 LTIP. Performance units vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche. In addition, since the performance units granted do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to unitholders during the vesting period.

The estimated future payouts and the grant date fair value presented in the table above with respect to performance units includes each tranche of performance units for which the Compensation Committee established performance measures during 2019. For 2019, the amounts presented include the one tranche of each of the 2017, 2018 and 2019 performance unit awards that was subject to vesting based on the performance measures established by the Compensation Committee on July 24, 2019 with respect to 2019 performance, as illustrated in the table below:

Award	Tranche Considered "Granted" in 2019 With Respect to 2019 Performance Measures
2017 Performance Unit Award	3rd
2018 Performance Unit Award	2nd
2019 Performance Unit Award	1st
For the 2019 performance periods, the performance units available to vest under the applicable tranche for each of the 2017 awards, 2018 awards and 2019 awards vested at 198% based on the performance levels attained. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Units" for a description of the terms of the performance unit awards, the performance measures and the performance levels attained with respect to the 2019 performance periods. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

(3)
Restricted units were approved by the Compensation Committee on October 22, 2019, with a grant date of November 16, 2019. The restricted units were awarded pursuant to the 2019 LTIP and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All grantees receiving restricted units are entitled to receive an amount in cash equal to the product of (a) the number of restricted units granted to the grantee that remain outstanding and unvested as of the record date for such quarter and (b) the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units. The number of restricted units awarded and the grant date fair value of such restricted units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2019
The following table provides information regarding our NEOs' unvested restricted units (including Converted Awards) and the target amount of our NEOs' unvested performance units as of December 31, 2019. The value of the restricted units and performance units reported below was determined by multiplying (1) the number of units reflected in the table by (2) $25.85 (the closing price of NuStar Energy common units on December 31, 2019). None of our NEOs had outstanding unit option awards as of December 31, 2019.

Name	Unit Awards
	Type of Award	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	Performance Unit (1)	—	—	57,364	1,482,859
	Restricted Unit (2)	122,973	3,178,852	—	—
Shoaf	Performance Unit (3)	—	—	21,696	560,842
	Restricted Unit (4)	41,426	1,070,862	—	—
Brown	Performance Unit (5)	—	—	22,598	584,158
	Restricted Unit (6)	42,623	1,101,805	—	—
Perry	Performance Unit (7)	—	—	13,588	351,250
	Restricted Unit (8)	27,701	716,071	—	—
Oliver	Performance Unit (9)	—	—	13,718	354,610
	Restricted Unit (10)	26,198	677,218	—	—

(1)	Mr. Barron's target number of performance units consist of: 3,667 units awarded February 23, 2017; 18,697 units awarded July 23, 2018; and 35,000 units awarded July 24, 2019.
Performance units are eligible to vest in three annual increments and are payable in common units. Performance units are earned only upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the performance period. Any performance units not earned at target in a given performance period are carried forward for one additional performance period, with up to 100% of such performance units carried forward having the opportunity to vest based upon NuStar Energy's performance in the following performance period. Upon vesting, performance units are converted into a number of common units based upon NuStar Energy's performance during the applicable performance period.
On January 30, 2020, the Compensation Committee determined that, based on the performance level attained for the applicable 2019 performance periods, the performance units available to vest with respect to 2019 performance under the 2017 awards, 2018 awards, 2019 awards vested at 198% on January 30, 2020. If all unvested performance units reported in the table above vested at 200% (the maximum level for those awards), the number of performance units outstanding and the market value thereof as of December 31, 2019 would have been as set forth in the table below:

Name	Number of Units	Market Value ($)
Barron	114,728	2,965,719
Shoaf	43,392	1,121,683
Brown	45,196	1,168,317
Perry	27,176	702,500
Oliver	27,436	709,221

See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Units" for a description of the terms of the performance unit awards, the performance measures and the performance levels attained with respect to the 2019 performance periods.

(2)
Mr. Barron's restricted units consist of: 2,803 restricted units granted November 16, 2015; 6,380 restricted units granted November 16, 2016; 14,390 restricted units granted November 16, 2017; 39,400 restricted units granted November 16, 2018; and 60,000 restricted units granted November 16, 2019. All of Mr. Barron's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(3)
Mr. Shoaf's target number of performance units consist of: 1,592 units awarded February 23, 2017; 8,188 units awarded July 23, 2018; and 11,916 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.

(4)
Mr. Shoaf's restricted units consist of: 1,307 restricted units granted November 16, 2015; 2,857 restricted units granted November 16, 2016; 6,301 restricted units granted November 16, 2017; 13,596 restricted units granted November 16, 2018; and 17,365 restricted units granted November 16, 2019. All of Mr. Shoaf's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(5)
Ms. Brown's target number of performance units consist of: 1,715 units awarded February 23, 2017; 8,820 units awarded July 23, 2018; and 12,063 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.

(6)
Ms. Brown's restricted units consist of: 1,408 restricted units granted November 16, 2015; 3,077 restricted units granted November 16, 2016; 6,789 restricted units granted November 16, 2017; 13,764 restricted units granted November 16, 2018; and 17,585 restricted units granted November 16, 2019. All of Ms. Brown's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(7)
Ms. Perry's target number of performance units consist of: 837 units awarded February 23, 2017; 4,168 units awarded July 23, 2018; and 8,583 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.

(8)
Ms. Perry's restricted units consist of: 688 restricted units granted November 16, 2015; 1,502 restricted units granted November 16, 2016; 3,209 restricted units granted November 16, 2017; 9,792 restricted units granted November 16, 2018; and 12,510 restricted units granted November 16, 2019. All of Ms. Perry's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

(9)
Mr. Oliver's target number of performance units consist of: 1,208 units awarded February 23, 2017; 5,178 units awarded July 23, 2018; and 7,332 units awarded July 24, 2019. The performance units vest in accordance with the description in footnote (1) above.

(10)
Mr. Oliver's restricted units consist of: 991 restricted units granted November 16, 2015; 2,166 restricted units granted November 16, 2016; 3,987 restricted units granted November 16, 2017; 8,364 restricted units granted November 16, 2018; and 10,690 restricted units granted November 16, 2019. All of Mr. Oliver's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

OPTION EXERCISES AND UNITS VESTED
DURING THE YEAR ENDED DECEMBER 31, 2019
The following table provides information regarding the vesting during 2019 of restricted units (including Converted Awards) and performance unit awards held by our NEOs. None of our NEOs had outstanding unit option awards during 2019. The annual bonus awards paid in the form of common units and described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" are not reflected in the table below because the awards were fully vested on the date of grant. For the value of such awards, see the Summary Compensation Table above.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	45,392 (2)	1,244,827
Shoaf	19,479 (3)	532,685
Brown	20,761 (4)	567,447
Perry	10,801 (5)	296,291
Oliver	13,506 (6)	368,820

(1)
The value realized on vesting of restricted units and performance units was calculated by multiplying the closing price of NuStar Energy common units on the NYSE on the date of vesting by the number of units vested. In the case of the November 16, 2019 vesting date, which was not a trading day, the value realized was calculated using the closing price on the preceding trading day. The closing prices on the applicable dates are as follows:

Date	Closing Price ($)
January 18, 2019	26.38
November 15, 2019	28.71
December 19, 2019	26.02

(2)	On January 18, 2019, 22,792 of Mr. Barron's performance units vested. Mr. Barron's restricted units vested in 2019 as follows: 20,640 units on November 16, 2019; and 1,960 units on December 19, 2019.

(3)	On January 18, 2019, 10,256 of Mr. Shoaf's performance units vested. Mr. Shoaf's restricted units vested in 2019 as follows: 8,234 units on November 16, 2019; and 989 units on December 19, 2019.

(4)	On January 18, 2019, 11,047 of Ms. Brown's performance units vested. Ms. Brown's restricted units vested in 2019 as follows: 8,650 units on November 16, 2019; and 1,064 units on December 19, 2019.

(5)	On January 18, 2019, 5,325 of Ms. Perry's performance units vested. Ms. Perry's restricted units vested in 2019 as follows: 4,956 units on November 16, 2019; and 520 units on December 19, 2019.

(6)	On January 18, 2019, 7,263 of Mr. Oliver's performance units vested. Mr. Oliver's restricted units vested in 2019 as follows: 5,494 units on November 16, 2019; and 749 units on December 19, 2019.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2019
We maintain a noncontributory defined benefit pension plan (the Pension Plan) in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified excess pension plan (the Excess Pension Plan), which provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code's limits on (1) annual compensation that can be taken into account under qualified plans or (2) annual benefits that can be provided under qualified plans.
The following table provides information regarding the accumulated benefits of our NEOs under our pension plans during the year ended December 31, 2019.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	Pension Plan	(2)	453,764	—
	Excess Pension Plan	(2)	801,136	—
Shoaf	Pension Plan	(2)	580,868	—
	Excess Pension Plan	(2)	561,625	—
Brown	Pension Plan	(2)	566,482	—
	Excess Pension Plan	(2)	700,965	—
Perry	Pension Plan	(2)	292,326	—
	Excess Pension Plan	(2)	112,891	—
Oliver	Pension Plan	(2)	424,062	—
	Excess Pension Plan	(2)	453,157	—

(1)
The present values stated in the table above were calculated using the same interest rates and mortality tables we use for our financial reporting. The present values as of December 31, 2019 were determined using plan-specific discount rates (3.35% for the Pension Plan and 2.78% for the Excess Pension Plan) and the plans' earliest unreduced retirement age (age 62). The present values reflect post-retirement mortality rates based on the Pri-2012 Mortality Table projected using scale MP2019. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on a 3.35% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2019-26 for distributions in 2020.

(2)
As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen. Benefits for service after December 31, 2013 accrue under a cash balance formula described below. The number of years of credited service under the final average pay formula and the cash balance formula for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	Pension Plan	7.5	19.0
	Excess Pension Plan	13.0	19.0
Shoaf	Pension Plan	7.5	34.5
	Excess Pension Plan	28.5	34.5
Brown	Pension Plan	6.7	22.3
	Excess Pension Plan	6.7	22.3
Perry	Pension Plan	7.5	17.0
	Excess Pension Plan	7.5	17.0
Oliver	Pension Plan	6.8	22.7
	Excess Pension Plan	6.8	22.7

Pension Plan
The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006. The Pension Plan covers substantially all of our U.S. employees and generally provides retirement income calculated under a cash balance formula (CBF), which is comprised of contribution credits based on age and full years of vesting service, and interest credits. Employees become fully vested in their CBF benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (FAP) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service under the FAP and upon attaining three years of service under the CBF. Eligible employees who were first hired or rehired after December 31, 2010 were covered under the CBF. The Pension Plan was amended to freeze the FAP at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.
An eligible employee's benefits under the Pension Plan will be equal to:

•
1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP plus

•	the employee’s CBF account balance.
An employee may start receiving his or her benefits under the Pension Plan at any time following his or her separation of service, but must begin receiving benefits by April 1 of the year after the employee attains age 70½. Mr. Shoaf and Ms. Brown have attained the Early Retirement Age, which is defined in the Pension Plan as age 55. If an employee with a FAP benefit begins receiving benefits after the Early Retirement Age and before age 62, the FAP benefit amount will be reduced by 4% for each full year between the benefit start date and age 62. If an employee with a FAP benefit begins receiving benefits before the Early Retirement Age, the amount of the FAP benefit will be the actuarial equivalent of the lump sum that otherwise would have been payable on the date the employee starts benefits. The CBF benefit amount under the Pension Plan is based on the CBF account balance and, therefore, is not reduced based on the age at which the employee begins receiving benefits.
Excess Pension Plan
The Excess Pension Plan, which became effective July 1, 2006, provides benefits to our eligible employees whose pension benefits under the Pension Plan and the Valero Energy Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an "excess benefit plan" as contemplated under ERISA for those benefits provided in excess of the maximum amount allowable under Section 415 of the Code. Benefits provided as a result of the statutory limitation on annual compensation that may be taken into account under Section 401(a)(17) of the Code are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For our employees who were eligible to receive a benefit under the Valero Energy Excess Pension Plan (the Predecessor Excess Pension Plan) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.
An eligible employee's monthly pension under the Excess Pension Plan will be equal to:

•
1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus

•	the employee's CBF benefits, in each case without regard to the limitations imposed by the Code, less

•	the employee's Pension Plan benefit.
Participants vest in their benefits under the Excess Pension Plan under the same vesting schedule as under the Pension Plan. The full amount of a participant's vested benefit under the Excess Pension Plan is payable to the participant in a single lump sum cash payment within 90 days after the participant's "separation from service" (as defined in Section 409A of the Code). Distributions for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code. A death benefit is payable to a participant's surviving spouse or beneficiary if the participant dies while employed and before receiving the Excess Pension Plan benefit. The death benefit is payable in a single lump sum payment within 90 days following the participant's death.
All of our NEOs participated in the Excess Pension Plan during 2019.

NONQUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2019
The following table provides information regarding each NEO's respective account in our non-qualified defined contribution plan, the Excess Thrift Plan, during the year ended December 31, 2019. Please see the description of our Excess Thrift Plan in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

Name	Executive Contributions in 2019 ($)(1)	Registrant Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)(4)
Barron	—	22,950	27,609	—	133,006
Shoaf	—	7,857	5,569	—	30,728
Brown	—	11,641	22,905	—	102,239
Perry	—	4,512	1,488	—	10,937
Oliver	—	4,211	5,160	—	24,840

(1)
The NEOs made no contributions during 2019. Participation in the Excess Thrift Plan occurs automatically for employees subject to the Code limitations described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

(2)
The amounts reported represent our contributions to our Excess Thrift Plan. All of the amounts included in this column are included within the amounts reported as "All Other Compensation" for 2019 in the Summary Compensation Table.

(3)	The amounts reported include the earnings for each NEO's respective account in our Excess Thrift Plan.

(4)
The amounts include the aggregate balance at year end of each NEO's respective account in our Excess Thrift Plan and include registrant contributions that were previously reported as compensation to each of the NEOs in the "All Other Compensation" column in the Summary Compensation Table for 2019 and previous years, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of NuStar Energy, other than those amounts disclosed under the headings "Pension Benefits For The Year Ended December 31, 2019" and "Nonqualified Deferred Compensation For The Year Ended December 31, 2019" above or amounts pursuant to arrangements that do not discriminate in favor of executive officers and are generally available to salaried employees. The following narrative and table provide the required disclosures.
None of our NEOs have employment agreements, other than the change of control severance agreements described below. As a result, in the event of a termination, retirement, death or disability that does not occur in connection with a change of control, an NEO will only receive the compensation or benefits to which he or she would already be entitled under the terms of, as applicable, the defined contribution, defined benefit, medical or long-term incentive plans. Therefore, these scenarios are not presented in the table below.
Each of our NEOs has entered into a change of control severance agreement with NuStar Energy and our wholly owned subsidiary, NuStar Services Company LLC (NuStar Services Co). These agreements seek to ensure the continued availability of these executives in the event of a "change of control" (described below). The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. The following table sets forth the severance multiple applicable to each NEO, based on his or her officer position as of December 31, 2019.

Name	Applicable Officer Position as of December 31, 2019	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Senior Vice President	2
Mr. Oliver was promoted to Executive Vice President on January 1, 2020 and, accordingly, his severance multiple is now 2.5.
If a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the NEO's terms of employment will not be adversely changed during the three-year period after a change of control. In addition, any outstanding unit options held by the NEO will automatically vest, restrictions applicable to any outstanding restricted units held by the NEO will lapse and any unvested performance units held by the NEO will fully vest and become payable at 200% of target. The NEOs also are entitled to receive a payment in an amount sufficient to make the NEO whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code or will have the payments reduced to equal the Safe Harbor Amount described in footnote (8) to the table below. Each agreement subjects the NEO to obligations of confidentiality, both during the term and after termination, for secret and confidential information that the NEO acquired during his or her employment relating to NuStar Energy, NuStar Services Co and affiliated companies.
For purposes of these agreements, the following would generally be considered a "change of control":

•	the failure of NuStar GP Holdings, LLC to control NuStar GP, LLC, Riverwalk Logistics, L.P. or all of the general partner interests of NuStar Energy;

•	Riverwalk Logistics, L.P. ceases to be NuStar Energy's general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliated companies;

•	the acquisition (other than by an affiliated company) of more than 50% of all voting interests of NuStar Energy then outstanding;

•	certain consolidations or mergers of NuStar Energy; or

•	the sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliated companies.
In the agreements, "cause" is defined to mean, generally, the willful and continued failure of the NEO to perform substantially his or her duties, or the willful engaging by the NEO in illegal or gross misconduct that is materially and demonstrably injurious to NuStar Energy, NuStar Services Co or any affiliated company.

"Good reason" is defined to mean, generally:

•	a diminution in the NEO's position, authority, duties or responsibilities;

•	failure of the successor of NuStar Energy or NuStar Services Co to assume and perform under the agreement; and

•	relocation of the NEO or increased travel requirements.
Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2019 and that the NEO's employment terminated on that date.
Under the change of control severance agreements, if an NEO's employment is terminated for "cause" following a change of control, the NEO will not receive any additional benefits or compensation as a result of the termination and will only receive accrued salary or vacation pay that remained unpaid through the date of termination and any other benefits that the NEO would already be entitled to receive, if any. Therefore, there is no presentation of termination for "cause" in the table below.

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Salary (1)
Barron	2,025,000	—	—	—
Shoaf	1,042,250	—	—	—
Brown	1,055,500	—	—	—
Perry	901,000	—	—	—
Oliver	710,600	—	—	—
Bonus (1)
Barron	4,021,648	1,005,412	1,005,412	1,005,412
Shoaf	1,409,889	402,825	402,825	402,825
Brown	1,427,572	407,878	407,878	407,878
Perry	1,124,918	321,405	321,405	321,405
Oliver	950,475	316,825	316,825	316,825
Pension and Excess Pension Benefits
Barron	491,047	—	—	—
Shoaf	271,001	—	—	—
Brown	234,915	—	—	—
Perry	149,139	—	—	—
Oliver	164,673	—	—	—
Contributions under Defined Contribution Plans
Barron	119,250	—	—	—
Shoaf	61,643	—	—	—
Brown	71,103	—	—	—
Perry	53,280	—	—	—
Oliver	42,021	—	—	—
Health and Welfare Plan Benefits
Barron	48,189	—	—	—
Shoaf	53,709	—	—	—
Brown	16,436	—	—	—
Perry	34,945	—	—	—
Oliver	42,209	—	—	—

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Accelerated Vesting of Unit Options
Barron	—	—	—	—
Shoaf	—	—	—	—
Brown	—	—	—	—
Perry	—	—	—	—
Oliver	—	—	—	—
Accelerated Vesting of Restricted Units (6)
Barron	3,178,852	3,178,852	3,178,852	3,178,852
Shoaf	1,070,862	1,070,862	1,070,862	1,070,862
Brown	1,101,805	1,101,805	1,101,805	1,101,805
Perry	716,071	716,071	716,071	716,071
Oliver	677,218	677,218	677,218	677,218
Accelerated Vesting of Performance Units (7)
Barron	2,965,719	2,965,719	2,965,719	2,965,719
Shoaf	1,121,683	1,121,683	1,121,683	1,121,683
Brown	1,168,317	1,168,317	1,168,317	1,168,317
Perry	702,500	702,500	702,500	702,500
Oliver	709,221	709,221	709,221	709,221
280G Tax Gross-Up (8)
Barron	4,358,008	—	—	—
Shoaf	1,645,836	—	—	—
Brown	1,551,635	—	—	—
Perry	1,274,339	—	—	—
Oliver	991,236	—	—	—
Totals
Barron	17,207,713	7,149,983	7,149,983	7,149,983
Shoaf	6,676,873	2,595,370	2,595,370	2,595,370
Brown	6,627,283	2,678,000	2,678,000	2,678,000
Perry	4,956,192	1,739,976	1,739,976	1,739,976
Oliver	4,287,653	1,703,264	1,703,264	1,703,264

(1)
Per SEC regulations, for purposes of this analysis we assumed each NEO's compensation at the time of each triggering event to be as stated below. The listed salary is the NEO's actual annualized rate of pay as of December 31, 2019. The listed bonus amount (referred to in these footnotes as the Highest Annual Bonus) represents the highest bonus earned by the executive with respect to any of the fiscal years 2016, 2017 and 2018 (the three full fiscal years prior to the date of the assumed change of control) or the most recent fiscal year (2019):

Name	Annual Salary ($)	Highest Annual Bonus ($)
Barron	675,000	1,005,412
Shoaf	416,900	402,825
Brown	422,200	407,878
Perry	360,400	321,405
Oliver	355,300	316,825

(2)
The change of control severance agreements provide that if the employer terminates the NEO's employment (other than for "cause," death or "disability," as defined in the agreements) or if the NEO terminates his or her employment for "good reason," as defined in the agreements, the NEO is generally entitled to receive the following:

(A) a lump sum cash payment equal to the sum of:

(i)	accrued and unpaid salary and vacation pay through the date of termination, including a pro-rata annual bonus based on the Highest Annual Bonus;

(ii)	the NEO's severance multiple multiplied by the sum of the NEO's annual base salary plus the NEO's Highest Annual Bonus;

(iii)
the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the NEO would have received for an additional number of years of service equal to the NEO's severance multiple over the actuarial present value of the NEO's actual pension benefits; and

(iv)	the equivalent of employer contributions under the tax-qualified and supplemental defined contribution plans for the number of years equal to the NEO's severance multiple;
(B) continued welfare benefits (e.g., health, dental, etc.) for a number of years equal to the NEO's severance multiple; and
(C) vesting of all outstanding equity incentive awards on the date of the change of control, as described above.

(3)
If the NEO's employment is terminated by reason of his or her death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, in the case of disability, the NEO would be entitled to any disability and related benefits at least as favorable as those provided by us under our plans and programs during the 120-days prior to the NEO's termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(4)
If the NEO voluntarily terminates his or her employment other than for "good reason," then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(5)
The change of control severance agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the NEO will continue to receive a salary and bonus at least as favorable as the highest salary received during the past 12 months and the highest bonus received during the past three years and will continue to receive benefits on terms at least as favorable as in effect prior to the change of control. Accordingly, no additional amounts are shown for salary, pension and excess pension benefits, contributions under defined contribution plans and health and welfare plan benefits because those amounts would remain as in effect at the time of a change of control. The amount shown as bonus reflects each NEO's Highest Annual Bonus. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.

(6)
The amounts stated in the table represent the gross value of previously unvested restricted units, derived by multiplying (x) the number of units whose restrictions would have lapsed because of a change of control, times (y) $25.85 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2019).

(7)
The amounts stated in the table represent the product of (x) the number of performance units whose vesting would have been accelerated because of a change of control, times (y) 200%, times (z) $25.85 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2019).

(8)
If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Code, the impacted NEO is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. However, if it is determined that the NEO is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the NEO does not exceed 110% of 2.99 times the NEO's "base amount" (as defined by Section 280G(b)(3) of the Code) (the Safe Harbor Amount), the additional payment will not be made and the amount payable to the NEO will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

DIRECTOR COMPENSATION

The following table provides a summary of compensation paid for service during 2019 as a member of our Board.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	TOTAL ($)
William E. Greehey	146,000	124,975	N/A	N/A	—	270,975
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
J. Dan Bates	107,500	99,997	N/A	N/A	—	207,497
William B. Burnett	90,500	99,997	N/A	N/A	—	190,497
James F. Clingman, Jr.	83,500	99,997	N/A	N/A	—	183,497
Dan J. Hill	126,000	99,997	N/A	N/A	—	225,997
Jelynne LeBlanc-Burley	83,000	99,997	N/A	N/A	—	182,997
Robert J. Munch	90,500	99,997	N/A	N/A	—	190,497
W. Grady Rosier	98,500	99,997	N/A	N/A	—	198,497

(1)	The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.

(2)
The amounts reported represent the grant date fair value for the November 16, 2019 grant of restricted units to our non-employee directors for the fiscal year ended December 31, 2019 (4,353 restricted units for Mr. Greehey, as Chairman, and 3,483 restricted units for each of our other non-employee directors) based on the closing price ($28.71) of NuStar Energy's common units on the NYSE on November 15, 2019 (the trading day preceding the grant date since the grant date was not a trading day). Please see "Compensation Discussion and Analysis—Impact of Accounting and Tax Treatments—Accounting Treatment" above and Note 24 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for information regarding the assumptions made in the valuation.

The table below reflects the aggregate number of restricted units held by each director as of December 31, 2019 including, in the case of Mr. Greehey, Mr. Burnett, Mr. Clingman and Ms. LeBlanc-Burley, Converted Awards related to their previous service as members of the board of directors of NuStar GP Holdings, LLC prior to the Merger. None of the directors had outstanding unit options as of December 31, 2019.

Name	Aggregate # of Restricted Units
Greehey	10,417
Barron	*
Bates	7,339
Burnett	7,192
Clingman	7,192
Hill	7,339
LeBlanc-Burley	7,192
Munch	7,339
Rosier	7,339

* Mr. Barron’s holdings are disclosed above in the Outstanding Equity Awards at December 31, 2019 table.

(3)	Non-employee directors do not participate in these plans.

(4)
Mr. Barron was not compensated for his service as a director of NuStar GP, LLC. His compensation for his service as President and Chief Executive Officer is included above in the Summary Compensation Table.

Directors who are our employees receive no compensation (other than reimbursement of expenses) for serving as directors. The Compensation Committee periodically engages EPPA to review our non-employee directors' compensation. Following EPPA's most recent analysis during 2018, the compensation structure for our non-employee directors consists of the following components: (1) an annual cash retainer; (2) an annual restricted unit grant; (3) an additional cash payment for each meeting attended in-person and telephonically; (4) an additional annual cash retainer for each committee chair; (5) an additional annual retainer for the Chairman of the Board, which includes both cash and restricted units; and (6) an additional annual cash retainer for the lead director, each as set forth in the table below.

Non-Employee Director Compensation Component	Amount
Annual Cash Retainer ($)	75,000
Annual Restricted Unit Grant ($ value of restricted units)	100,000
Per Meeting Fees (in-person attendance) ($)	1,500
Per Meeting Fees (telephonic attendance) ($)	500
Annual Audit and Compensation Committee Chair Additional Retainers ($)	15,000
Annual Nominating, Governance and Conflicts Committee Chair Additional Retainer ($)	10,000
Annual Chairman of the Board Retainer ($25,000 value in restricted units/$50,000 cash)	75,000
Annual Lead Director Additional Retainer ($)	15,000

As described above, we supplement the cash compensation paid to non-employee directors with an annual grant of NuStar Energy restricted units that vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors' identification with the interests of NuStar Energy's unitholders through ownership of NuStar Energy common units. Upon a non-employee director's initial election to the Board, the director will receive an initial grant of restricted units.
In the event of a "change of control" as defined in the plan governing each award, all unvested restricted units previously granted immediately become vested. The plans also contain anti-dilution provisions providing for an adjustment in the number of restricted units that have been granted to prevent dilution of benefits in the event there is a change in the capital structure that affects the units.

SECURITY OWNERSHIP
Security Ownership of Management and Directors
The following table sets forth information as of the March 2, 2020 record date regarding NuStar Energy common units, 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series A preferred units) and 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B preferred units), in each case beneficially owned (or deemed beneficially owned) by each director, each named executive officer and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown and none of the units shown are pledged as security. None of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series C preferred units) or Series D preferred units.

	NuStar Energy L.P.
	Common Units		Series A Preferred Units		Series B Preferred Units
Name of Beneficial Owner (1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)
William E. Greehey	9,636,113	8.8%	—	*	—	*
Bradley C. Barron	183,653	*	—	*	—	*
J. Dan Bates (3)	38,333	*	—	*	—	*
William B. Burnett	17,632	*	—	*	—	*
James F. Clingman, Jr.	27,310	*	—	*	—	*
Dan J. Hill (4)	36,875	*	—	*	8,000	*
Jelynne LeBlanc-Burley	10,075	*	—	*	—	*
Robert J. Munch	7,874	*	1,000	*	—	*
W. Grady Rosier (5)	40,261	*	—	*	12,000	*
Mary Rose Brown	133,980	*	—	*	—	*
Daniel S. Oliver	69,681	*	—	*	—	*
Amy L. Perry	32,900	*	—	*	—	*
Thomas R. Shoaf	80,472	*	—	*	—	*

All directors and executive officers as a group (14 people) (6)	10,352,133	9.5%	1,000	*	20,000	*

* Indicates that the beneficial ownership percentage does not exceed 1% of the class.

(1)	The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.

(2)
As of the March 2, 2020 record date, 109,179,234 common units, 9,060,000 Series A preferred units, 15,400,000 Series B preferred units, 6,900,000 Series C preferred units and 23,246,650 Series D preferred units were outstanding. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after March 2, 2020. Accordingly, the restricted units set forth in the table below are not included in the calculation of beneficial ownership pursuant to Rule 13d-3 and are not reflected in the table above.

Name	Restricted Units Not Reflected in Table Above
William E. Greehey	10,417
Bradley C. Barron	122,973
J. Dan Bates	7,339
William B. Burnett	7,192
James F. Clingman, Jr.	7,192
Dan J. Hill	7,339
Jelynne LeBlanc-Burley	7,192
Robert J. Munch	7,339
W. Grady Rosier	7,339
Mary Rose Brown	42,623
Daniel S. Oliver	26,198
Amy L. Perry	27,701
Thomas R. Shoaf	41,426

All directors and executive officers as a group (14 people)	339,082

(3)	The number of common units shown as beneficially owned by Mr. Bates includes 33,752 common units owned indirectly by Mr. Bates through a trust.

(4)	The number of common units shown as beneficially owned by Mr. Hill includes 600 common units owned indirectly by Mr. Hill through his spouse.

(5)	The number of common units shown as beneficially owned by Mr. Rosier includes an aggregate of 29,215 common units owned indirectly by Mr. Rosier through two trusts.

(6)
The number of common units shown as beneficially owned by all directors and executive officers as a group includes 33,752 common units owned indirectly by Mr. Bates, 600 common units owned indirectly by Mr. Hill and 29,215 common units owned indirectly by Mr. Rosier, as described above.

Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding each entity known to us to be the beneficial owner of more than 5% of NuStar Energy's outstanding common units (based upon reports filed by such entities with the SEC) or Series D preferred units.

	Common Units		Series D Preferred Units
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)
Invesco Ltd. (2)	11,772,624	10.8%	—	—
ALPS Advisors, Inc. (3)	11,747,098	10.8%	—	—
William E. Greehey (4)	9,636,113	8.8%	—	—
Tortoise Capital Advisors, L.L.C. (5)	9,576,060	8.8%	—	—
EIG Nova Equity Aggregator, L.P. (6)	—	—	17,336,485	74.6%
FS Energy and Power Fund (7)	—	—	5,910,165	25.4%

(1)
The beneficial ownership percentage calculations for the security holders listed in the table are based on 109,179,234 common units and 23,246,650 Series D preferred units outstanding as of the March 2, 2020 record date, as applicable.

(2)
As reported on a Schedule 13G filed on February 7, 2020, Invesco Ltd. (Invesco), in its capacity as a parent holding company to investment advisers, may be deemed to beneficially own, and has sole voting and dispositive power with respect to, 11,772,624 common units as of December 31, 2019. Invesco Advisers, Inc. is a subsidiary of Invesco that advises the Invesco Oppenheimer SteelPath MLP Income Fund (Fund), which owned 5.92% of the security reported in the Schedule 13G filed by Invesco on February 7, 2020. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the securities. Invesco's business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.

(3)
As reported on a Schedule 13G/A filed on February 7, 2020, ALPS Advisors, Inc. (AAI) is an investment adviser that, as of December 31, 2019, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 11,747,098 common units. The 11,747,098 common units that AAI may be deemed to beneficially own include 11,720,504 common units that Alerian MLP ETF (Alerian), an investment company, may be deemed to beneficially own as of December 31, 2019. Alerian has shared voting and dispositive power with respect to the 11,720,504 common units. AAI disclaims beneficial ownership of the common units. The business address of AAI and Alerian is 1290 Broadway, Suite 1000, Denver, Colorado 80203.

(4)
Mr. Greehey is the Chairman of our Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257. The number of common units reported for Mr. Greehey is as of the March 2, 2020 record date and does not include 10,417 restricted units awarded to Mr. Greehey. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. See "Security Ownership of Management and Directors" above.

(5)
As reported on a Schedule 13G filed on February 14, 2020, Tortoise Capital Advisors, L.L.C. (Tortoise) is an investment adviser that, as of December 31, 2019, may be deemed to beneficially own 9,576,060 common units. Of the 9,576,060 common units, Tortoise has sole voting and dispositive power with respect to 113,653 common units, shared voting power with respect to 6,670,358 common units and shared dispositive power with respect to 9,462,407 common units. Tortoise's business address is 5100 W. 115th Place, Leawood, Kansas 66211.

(6)
The number of Series D preferred units reported for EIG Nova Equity Aggregator, L.P. is as of the March 2, 2020 record date. EIG Nova Equity Aggregator, L.P.'s business address is 333 Clay Street, Suite 3500, Houston, Texas 77002.

(7)
The number of Series D preferred units reported for FS Energy and Power Fund is as of the March 2, 2020 record date. FS Energy and Power Fund's business address is 1700 Pennsylvania Avenue NW, Suite 800, Washington, DC 20006.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019 about the equity compensation plans under which securities of NuStar Energy are issuable, which are described in further detail in Note 24 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)		Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	1,110,711	(3)	—	2,230,392	(4)
Equity Compensation Plans not approved by security holders (5)	507,146		—	—
Total	1,617,857		—	2,230,392

(1)	No value is included in this column because there were no unit options outstanding as of December 31, 2019 and because restricted units and performance units do not have an exercise price.

(2)
The information in this row relates to the 2000 LTIP and the 2019 LTIP. See "Compensation Discussion and Analysis" above for further details regarding the 2000 LTIP and the 2019 LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the 2000 LTIP terminated with respect to new grants; however, unvested awards granted under the 2000 LTIP prior to April 23, 2019 remain outstanding.

(3)
The amount reported includes 787,589 restricted units and 323,122 performance units, assuming achievement of the maximum level of performance for performance unit awards (equivalent to 161,561 performance units, assuming achievement of the target level of performance).

(4)	The amount reported assumes achievement of the maximum level of performance for outstanding performance unit awards.

(5)
The information in this row relates to the NSH LTIP, which we assumed at the closing of the Merger. See "Compensation Discussion and Analysis" above for further details regarding the NSH LTIP. Although the former unitholder of NuStar GP Holdings, LLC approved the NSH LTIP prior to NuStar GP Holdings, LLC's initial public offering, NuStar Energy's unitholders have not approved the NSH LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the NSH LTIP terminated with respect to new grants; however, unvested awards granted under the NSH LTIP prior to April 23, 2019 remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
Our Board has adopted a written related person transaction policy. For purposes of the policy, a related person transaction is a transaction that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions and is between NuStar Energy and: (1) any member of the Board, Vice President, Section 16 officer or any other person designated for these purposes as an officer by the Board; (2) any beneficial owner of 5% or more of any class of voting securities of NuStar Energy or its controlled affiliates; (3) any immediate family member of persons identified in (1) or (2) above; or (4) any entity that is owned or controlled by someone listed in (1), (2) or (3) above (or in which someone listed in (1), (2) or (3) above has a 5% or greater ownership interest or controls such entity). Such related person transactions must be reviewed by the Nominating/Governance & Conflicts Committee and approved by a majority of the disinterested members of the Board, unless the transaction relates to executive compensation matters approved by our Compensation Committee, non-employee director compensation matters approved by our Board or NuStar Energy's general employee compensation programs. In addition, our Section 16 officers and directors have an affirmative obligation under the policy to inform and provide updates to our Corporate Secretary regarding his or her immediate family members, as well as any entities which he or she controls or of which he or she owns 5% or more.
Transactions with Management and Others
On December 10, 2007, NuStar Logistics, L.P., our wholly owned subsidiary, entered into a non-exclusive Aircraft Time Sharing Agreement (the Time Share Agreement) with William E. Greehey, the Chairman of our Board. The Time Share Agreement provides that NuStar Logistics, L.P. will sublease the aircraft to Mr. Greehey on an "as needed and as available" basis, and will provide a fully qualified flight crew for all of Mr. Greehey's flights. Mr. Greehey will pay NuStar Logistics, L.P. an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, which expenses include and are limited to: fuel oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; hangar and tie down costs away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes and similar assessments; customs, foreign permit and similar fees directly related to the flight; in-flight food and beverages; passenger ground transportation; flight planning and weather contract services; and an additional charge equal to 100% of the costs of the fuel oil, lubricants and other additives. The Time Share Agreement had an initial term of two years, and automatically renews for one-year terms until terminated by either party. The Time Share Agreement was approved by the disinterested members of the Board on December 5, 2007. The Time Share Agreement was amended as of September 4, 2009 to reflect the addition of another aircraft and as of August 18, 2017 to reflect a change in the aircraft owner trustee.
On November 26, 2019, we issued 527,426 common units at a price of $28.44 per unit to Mr. Greehey in a private placement. As of March 2, 2020, Mr. Greehey beneficially owned approximately 8.8% of our common units. The private placement was approved by the disinterested members of the Board.
John D. Greehey, an employee, is the son of Mr. Greehey. As such, he is deemed to be a "related person" under Item 404(a) of the SEC's Regulation S-K. Mr. J. Greehey is a Vice President of certain subsidiaries of NuStar Energy. In 2019, Mr. J. Greehey did not attend any Board or committee meetings. The aggregate value of total direct compensation paid to Mr. J. Greehey in 2019 was less than $550,000. There were no material differences between the compensation paid to Mr. J. Greehey and the compensation paid to any other employees who hold analogous positions.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

On February 27, 2020, the Audit Committee recommended, and the Board approved, having KPMG LLP (KPMG) serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2019 and has served as such since 2004.

✓	Our Board recommends that you vote "FOR" the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2020.
The Board requests unitholder approval of the following resolution:
RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar Energy L.P. for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar Energy L.P. and its subsidiaries for the fiscal year ending December 31, 2020 is hereby approved and ratified.
The Audit Committee is responsible for recommending, for unitholder ratification, our independent registered public accounting firm. If unitholders fail to approve the ratification of the appointment of KPMG, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of our independent auditing services required for 2020. The Audit Committee, however, would take the lack of unitholder approval into account when recommending an independent registered public accounting firm for 2021.
Representatives of KPMG are expected to be present at the 2020 Annual Meeting to respond to appropriate questions raised at the 2020 Annual Meeting or submitted to them in writing prior to the 2020 Annual Meeting. The representatives also may make a statement if they desire to do so.

KPMG FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2019 and 2018 were:

Category of Service	2019	2018
Audit fees (1)	$2,925,000	$2,784,500
Audit-related fees (2)	—	3,000
Tax fees	—	—
All other fees	—	—
Total	$2,925,000	$2,787,500

(1)
Audit fees for 2019 and 2018 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2019 and 2018, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2019 and 2018, respectively, and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).

(2)
Audit-related fees for 2018 were for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit fees."

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has adopted a pre-approval policy to address the pre-approval of all services to be rendered to us by our independent auditor and ensure that the provision of any non-audit services does not impair the auditor's independence. None of the services (described above) for 2019 or 2018 provided by KPMG were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

AUDIT COMMITTEE REPORT
Management of NuStar GP, LLC is responsible for NuStar Energy's internal controls and the financial reporting process. KPMG, NuStar Energy's independent registered public accounting firm for the year ended December 31, 2019, is responsible for performing an independent audit of NuStar Energy's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar Energy's internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar Energy's independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.
The Audit Committee has reviewed and discussed NuStar Energy's audited consolidated financial statements with management and KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence and has discussed with KPMG its independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of NuStar Energy be included in NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2019.
Members of the Audit Committee:
J. Dan Bates (Chairman)
William B. Burnett
Dan J. Hill
Robert J. Munch

The Audit Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

ADDITIONAL INFORMATION
Advance Notice Required for Unitholder Proposals and Nominations
If you wish to submit a unitholder proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2021 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 17, 2020. In addition, unitholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Our partnership agreement enables unitholders, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2021 Annual Meeting of unitholders and have such nominee included in our proxy statement, you must comply with the requirements contained in our partnership agreement, including the requirement to provide timely notice in writing. Your written notice must be received by our general partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than January 28, 2021 and no earlier than December 29, 2020. Our partnership agreement also contains other requirements, such as requirements regarding ownership, the content of the written notice and attendance at the meeting.
Unitholders are urged to review all applicable rules, our partnership agreement and consult legal counsel before submitting a proposal or nomination.
Other Business
If any matters not referred to in this proxy statement properly come before the 2020 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2020 Annual Meeting.
Financial Statements
Consolidated financial statements and related information for NuStar Energy, including audited financial statements for the fiscal year ended December 31, 2019, are contained in our Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the Internet as indicated in the Notice as well as on our website at www.nustarenergy.com under the Investors tab in the SEC Filings section.
Householding
The SEC's rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions. These "householding" rules are intended to provide greater convenience for unitholders, and cost savings for companies, by reducing the number of duplicate documents that unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address, unless we have received contrary instructions. If your units are held by an intermediary broker, dealer or bank in "street name," your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.
If your units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to our Corporate Secretary at the address indicated on the cover page of this proxy statement, calling the Corporate Secretary at (210) 918-2000 or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar and distribution paying agent with respect to our units. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:
Computershare
P.O. Box 505000
Louisville, Kentucky 40233-5000
Overnight correspondence should be sent to:

Computershare
462 South 4th Street, Suite 1600
Louisville, Kentucky 40202
The phone numbers for Computershare are (888) 726-7784 and (781) 575-3120. The unitholder website is: www.computershare.com/investor and the unitholder website for unit inquiries is: https://www-us.computershare.com/investor/contact.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P. The Board of Directors recommends you vote FOR the nominees listed:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) William E. Greehey
02) Jelynne LeBlanc-Burley
03) Robert J. Munch
The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
2.To ratify the appointment of KPMG LLP as NuStar Energy L.P.'s independent registered public accounting firm for 2020.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

NUSTAR ENERGY L.P.
Annual Meeting of Unitholders
April 28, 2020
This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all of the common units and Series D preferred units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.'s Annual Meeting of Unitholders to be held at NuStar Headquarters,19003 IH-10 West, San Antonio, Texas 78257 on April 28, 2020 at 11:00 a.m. Central Time, including any adjournment or postponement thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side